UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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II-VI INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

Notice of Annual Meeting of Shareholders

to be held on November 2, 2012

TO THE SHAREHOLDERS OF

II-VI INCORPORATED:

The Annual Meeting of Shareholders of II-VI Incorporated will be held at our world headquarters, located at 375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056, on Friday, November 2, 2012, at 1:30 p.m. local time to consider and act upon the following matters:

1.	Election of the three (3) directors nominated by the Board of Directors for a three-year term to expire in 2015;

2.	Election of one (1) director nominated by the Board of Directors for a one-year term to expire in 2013;

3.	Non-binding advisory vote to approve the compensation paid to our named executive officers, as disclosed in this Proxy Statement;

4.	Approval of the II-VI Incorporated 2012 Omnibus Incentive Plan; and

5.	Ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2013.

The shareholders will also be asked to consider such other matters as may properly come before the meeting.

The Board of Directors has established the close of business on September 4, 2012 as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.

IF YOU ARE UNABLE TO ATTEND THE MEETING, WE URGE YOU TO VOTE YOUR PROXY. YOU HAVE THREE VOTING OPTIONS:

•	Over the Internet, which we encourage if you have Internet access, at the address shown on your proxy card;

•	By telephone, through the number shown on your proxy card; or

•	By mail, by completing, signing and returning the enclosed proxy card in the enclosed envelope.

BY ORDER OF THE BOARD OF DIRECTORS

Robert D. German, Secretary

September 21, 2012

375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

PROXY STATEMENT FOR THE ANNUAL MEETING

OF SHAREHOLDERS

November 2, 2012

This Proxy Statement is being furnished to the shareholders of II-VI Incorporated, a Pennsylvania corporation (the “Company”), in connection with the solicitation by the Board of Directors (also sometimes referred to hereinafter as the “Board”) of the Company of proxies to be voted at the annual meeting of shareholders (the “Annual Meeting”) scheduled to be held on Friday, November 2, 2012, at 1:30 p.m. local time at our world headquarters, located at 375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056. Please see the Company’s website at www.ii-vi.com for directions to the Company’s world headquarters and its annual meeting of shareholders. This Proxy Statement was first made available to shareholders on or about September 21, 2012.

Pursuant to the rules adopted by the Securities and Exchange Commission (the “SEC”), we are providing access to this Proxy Statement and our Annual Report to Shareholders over the Internet. Accordingly, we are sending an Important Notice Regarding the Availability of Proxy Materials (the “Notice”) to many of our shareholders instead of a paper copy of these proxy materials. All shareholders who do not receive the Notice will receive a paper copy of these proxy materials along with a proxy card by mail. All shareholders will have the ability to access our Proxy Statement and Annual Report to Shareholders on the Internet at www.proxyvote.com or to request to receive a printed set of the proxy materials, including a proxy card. Instructions on how to access our proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these proxy materials?

We have made these proxy materials available to you on the Internet or, upon your request, delivered printed versions of these materials to you by mail, in connection with our Board of Directors’ solicitation of your proxy vote for use at our Annual Meeting to be held on November 2, 2012. We request that you cast your vote on each of the proposals described in this Proxy Statement. You are invited to attend the Annual Meeting in person, but you do not need to attend in person to vote your shares.

If you have received a printed copy of these proxy materials by mail, you may simply complete, sign and return your proxy card or vote by proxy over the telephone or the Internet as instructed. If you did not receive a printed copy of these materials by mail and are accessing them on the Internet, you may simply follow the instructions to submit your proxy on the Internet.

We intend to mail a printed copy of this Proxy Statement, Proxy Card and the Company’s Annual Report to our registered shareholders on or about September 21, 2012. All other shareholders will receive a Notice, which we intend to mail on or about September 21, 2012.

What items will be voted on at the Annual Meeting?

There are five matters scheduled for a vote:

•

The election of Marc Y. E. Pelaez, who has served as a director of the Company since 2002, Howard H. Xia, who has served as a director of the Company since 2011, and Vincent D. Mattera, a former director from 2000 to 2002 and a current Executive Vice-President of the Company, who is a nominee of the Board of Directors, as Class One Directors with terms to expire in 2015;

•	The election of Wendy F. DiCicco, who has served as a director since 2006, as a Class Two Director with a term to expire in 2013.

•	Non-binding advisory vote to approve the compensation paid to our named executive officers, as disclosed in this Proxy Statement;

•	Approval of the II-VI Incorporated 2012 Omnibus Plan; and

•	The ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2013.

Fiscal Year.

The Company’s fiscal year begins each year on July 1 and ends on the following June 30. Any reference to a “year” in this Proxy Statement is to a fiscal year. For example, references to “2012” or “fiscal year 2012” mean the fiscal year beginning July 1, 2011 and ending June 30, 2012.

Who can vote at the Annual Meeting?

Only shareholders of record as of the close of business on September 4, 2012 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. The outstanding capital stock of the Company on that date consisted of 63,449,702 shares of Common Stock, no par value (“Common Stock”), each entitled to one vote per share.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if at least 31,724,852 shares, a majority of the shares outstanding on the Record Date, are represented at the meeting in person or by proxy. Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote in person at the meeting. Abstentions and broker non-votes (which are explained below) will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting or in person represented by proxy may adjourn the meeting to another date.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we provide shareholders access to our proxy materials via the Internet. On or about September 21, 2012, we sent a Notice to our shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice. Shareholders may request to receive a full set of printed proxy materials by mail. Instructions on how to access the proxy materials on the Internet or request a printed copy may be found in the Notice.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.

How will my shares be voted?

All shares represented by valid proxies received by the Company prior to the Annual Meeting will be voted as specified in the proxy. If no specification is made, the shares will be voted as described below under the caption “Recommendation of the Board of Directors.” Unless otherwise indicated by the shareholder, the proxy card also confers discretionary authority on the Board-appointed proxies to vote the shares represented by the proxy on any matter that is properly presented for action at the Annual Meeting.

Proposal 1 (The Election of three Class One Directors) – With respect to Proposal 1, you may vote “FOR” all nominees named herein, you may vote “AGAINST” any nominee that you specify or all nominees or you may “ABSTAIN” from voting on this proposal.

Proposal 2 (The Election of one Class Two Director) – With respect to proposal 2, you may vote “FOR” the nominee, you may vote “AGAINST” the nominee or you may “ABSTAIN” from voting on this proposal.

Proposal 3 (The Non-Binding Advisory Vote to Approve the Compensation Paid to our Named Executive Officers) – With respect to the non-binding advisory vote to approve the compensation paid to our named executive officers, as disclosed in this Proxy Statement (Proposal 3), you may vote “FOR” or “AGAINST” Proposal 3, or you may “ABSTAIN” from voting on this proposal.

Proposal 4 (The Approval of the II-VI Incorporated 2012 Omnibus Incentive Plan) – With respect to the approval of the II-VI Incorporated 2012 Omnibus Incentive Plan (Proposal 4), you may vote “FOR” or “AGAINST” Proposal 4, or you may “ABSTAIN” from voting on this proposal.

Proposal 5 (The Ratification of the Audit Committee’s Selection of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for fiscal year 2013) – With respect to the ratification of the Audit Committee’s selection of Ernst & Young LLP (Proposal 5), you may vote “FOR” or “AGAINST” Proposal 5, or you may “ABSTAIN” from voting on this proposal.

How many votes are needed to approve each proposal?

•

Proposal 1 (The Election of three Class One Directors) – A nominee will be elected to the Board of Directors as a Class One Director if the votes cast for such nominee by the shareholders entitled to vote in the election exceeds the votes cast against such nominee’s election.

•

Proposal 2 (The Election of one Class Two Director) – The nominee will be elected the Board of Directors as a Class Two Director if the votes cast for such nominee by the shareholders entitled to vote in the election exceeds the votes cast against such nominee’s election.

•

Proposal 3 (The Non-Binding Advisory Vote to Approve the Compensation Paid to our Named Executive Officers) – To be approved by the shareholders on a non-binding advisory basis, the number of votes cast “FOR” the proposal must represent over 50% of the total outstanding shares of Common Stock that are present at the Annual Meeting and entitled to vote on this matter.

•

Proposal 4 (The Approval of the II-VI Incorporated 2012 Omnibus Incentive Plan) – To be approved by the shareholders, the number of votes cast “FOR” the proposal must represent over 50% of the total outstanding shares of Common Stock that are present at the Annual Meeting and entitled to vote on this matter.

•

Proposal 5 (The Ratification of the Audit Committee’s Selection of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for fiscal year 2013) – To be approved, the number of votes cast “FOR” the proposal must represent over 50% of the total outstanding shares of Common Stock that are present at the Annual Meeting and entitled to vote on this matter.

How are abstentions and broker non-votes counted?

With regard to the election of directors (Proposals 1 and 2), shareholders may cast their vote in favor of a nominee, against a nominee or they may choose to abstain. Since directors are elected by a majority of votes cast, abstentions will have no effect on the election of directors. With respect to Proposals 3 through 5, the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders present at the meeting in person or by proxy are entitled to cast is required for shareholder approval of the matter. For Proposals 3 through 5, abstentions will have the same effect as a vote “AGAINST” such proposal.

If your shares are held by a broker (in street name), the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things will happen, depending on the proposal. For the ratification of the selection of the auditors (Proposal 5), which is considered a “routine” matter, the broker may vote your shares in its discretion. For the election of directors and the other proposals (Proposals 1 though 4), which are considered “non-routine” matters, the broker may not vote your shares in its discretion. This results in a “broker non-vote” with respect to such matter. Broker non-votes will have no effect on any of the proposals because by definition they do not represent shares entitled to be voted.

How do I revoke my proxy?

A shareholder giving a proxy has the power to revoke it any time prior to its exercise by delivering to the Company a written revocation or a duly executed proxy bearing a later date (although no revocation shall be effective until notice thereof has been given to the Secretary of the Company), or by attending the meeting and voting such shareholder’s shares in person.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in street name?

Shareholder of Record: If, on the Record Date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a shareholder of record with respect to those shares.

Beneficial Owner of Shares Held in Street Name: If, on the Record Date, your shares were held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account (or its nominee) is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct the shareholder of record on how to vote the shares held in your account.

If I am a shareholder of record of II-VI shares, how do I vote?

If you are the shareholder of record, you may vote in person at the Annual Meeting or by proxy.

•	To vote in person, come to the Annual Meeting and cast your vote prior to the start of the Annual Meeting.

•

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet, by mail or by telephone by following the instructions provided in the Notice.

If I am a beneficial owner of II-VI shares held in street name, how do I vote?

If you are a beneficial owner of shares registered in the name of your broker, bank, dealer or other similar organization, and you wish to vote in person at the Annual Meeting, you should obtain a valid proxy from the organization that holds your shares. If you do not wish to vote in person or you will not be attending the Annual Meeting, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Please follow the voting instructions provided by your broker, dealer or other similar organization to ensure that your vote is counted.

How can I find out the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the judges of elections after the Annual Meeting and published in a Current Report on Form 8-K that will be filed with the SEC shortly after the Annual Meeting and available on our website.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors of the Company unanimously recommends a vote FOR each of the Board’s nominees named below for election as director (Proposals 1 and 2), FOR, on a non-binding advisory basis, the compensation paid to our named executive officers, as disclosed in this Proxy Statement (Proposal 3), FOR the approval of the II-VI Incorporated 2012 Omnibus Incentive Plan (Proposal 4) and FOR the ratification of the Audit Committee’s selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year 2013 (Proposal 5).

ELECTION OF DIRECTORS

The Company’s By-Laws provide that the Board of Directors shall establish the number of directors, which shall be not less than five nor more than eleven members. The By-Laws also provide for a board of directors of three classes, each class consisting of as nearly an equal number of directors as practicable, as determined by the Board. At present, the number of directors is eight. The Board of Directors of the Company, however, has determined that the number of directors should be increased from eight to nine at the Annual Meeting, consisting of three directors in Classes One, Two and Three. In order to ensure an appropriate balance of experience and independence within each class of directors, the Board of Directors has determined that it is necessary to make certain reallocations among the director classes.

Accordingly, three directors are to be elected to Class One (including Dr. Mattera, as a new member) and one director, Ms. DiCicco, a current Class One Director, is to be reelected to Class Two, each to hold office for terms of three years and one year, respectively, or until such time as their respective successors are elected and qualified, subject to the right of the shareholders to remove any director as provided in the By-Laws. A vacancy in the office of a director may be filled by the remaining directors then in office, even if less than a quorum, or by the sole remaining director. Any director elected by the Board of Directors to fill a vacancy shall serve until his or her successor is elected and qualified, or until his or her death, resignation or removal. If the Board of Directors increases the number of directors, any vacancy so created may be filled by the Board of Directors.

Pursuant to the Company’s By-Laws, each of the incumbent director nominees (Messrs. Pelaez and Xia and Ms. DiCicco) has submitted an irrevocable conditional resignation to be effective if the nominee receives a greater number of votes “AGAINST” than votes “FOR” such person’s election. If this occurs, such incumbent director will continue as a director of the Company for a term ending in 2015, in the cases of Messrs. Pelaez and Xia, and 2013, in the case of Ms. DiCicco, but the Corporate Governance and Nominating Committee will make a recommendation to the Board of Directors as to whether to accept or reject the resignation previously tendered by such director or whether other action should be taken. The Board of Directors will act on the tendered resignation, taking into account the committee’s recommendation, and publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results.

The professional and personal backgrounds, experience, qualifications attributes and skills of each of the director nominees, which are described below, reflect the qualities that the Company seeks in its Board members. In addition to the specific examples set forth below, the Board and the Company believe that the broad-based business knowledge, commitment to ethical and moral values, personal and professional integrity, sound business judgment and commitment to corporate citizenship demonstrated by the nominees make them exceptional candidates for these positions.

The persons named as proxies on the proxy card were selected by the Board of Directors and have advised the Board of Directors that, unless authority is withheld, they intend to vote the shares represented by them at the Annual Meeting as follows: for the election of Marc Y. E. Pelaez, who has served as a director of the Company since 2002, Howard H. Xia, who has served as a director of the Company since 2011, Vincent D. Mattera, Jr., Executive Vice-President of the Company, who served as a former director of the Company from 2000 through 2002, and Wendy F. DiCicco, who has served as a director of the Company since 2006.

The Board of Directors knows of no reason why each nominee for director would be unable to serve as director. If at the time of the Annual Meeting any of the named nominees is unable or unwilling to serve as a director of the Company, the persons named as proxies intend to vote for such substitute as may be nominated by the Board of Directors. The following sets forth certain information concerning each nominee for election as a director of the Company and each director whose term of office will continue after the meeting.

ELECTION OF CLASS ONE DIRECTORS

(PROPOSAL 1)

Nominees for Class One Directors Whose Terms will Expire in 2015

Marc Y.E. Pelaez, 66, has served as a director of the Company since 2002. Mr. Pelaez is a Rear Admiral, United States Navy (retired). Rear Admiral Pelaez is currently a private consultant to defense and commercial companies. He was Vice President of Engineering and later Vice President of Business and Technology Development for Newport News Shipbuilding from 1996 until 2001, when it was acquired by Northrop Grumman Corporation. From 1993 to 1996, Rear Admiral Pelaez served as Chief of Naval Research. He served as the Executive Assistant to the Assistant Secretary of the Navy (Research, Development, and Acquisition) from 1990 to 1993. From 1968 to 1990, he held numerous positions, including command assignments in the United States Navy. He is a graduate of the United States Naval Academy. Mr. Pelaez has a broad background and understanding of technology and technology development, an understanding of military procurement practices, as well as management leadership and consulting skills developed throughout his military and civilian careers. All of these factors make him a valuable member of our Board of Directors.

Howard H. Xia, 51, has served as a director of the Company since 2011. Dr. Xia has served as General Manager of Vodafone China Limited, a wholly-owned company of Vodafone Group Plc, a publicly traded telecommunication company, since 2001. From 1994 to 2001, he served as a Director-Technology Strategy for Vodafone AirTouch Plc and AirTouch Communications, Inc. He served as a Senior Staff Engineer at Telesis Technology Laboratory from 1992 to 1994 and was a Senior Engineer at PacTel cellular from 1990 to 1992. Dr. Xia holds a B.S. in Physics from South China Normal University, an M.S. in Physics and Electrical Engineering and a Ph.D. in Electrophysics from Polytechnic Institute of New York University. Dr. Xia’s extensive knowledge of and experience in the telecommunications industry, his knowledge of international business including that with China, and strong leadership skills make him a valuable member of our Board of Directors. In particular, his experience and knowledge of telecommunications in Asia contributes to the Board’s breadth of knowledge in this area.

Vincent D. Mattera, Jr., 56, has been nominated by the Corporate Governance and Nominating Committee of the Board of Directors to serve as a director. Dr. Mattera previously served as a director of the Company from 2000 through 2002. Dr. Mattera has been employed by the Company since 2004 as a Vice-President and has been its Executive Vice President since 2010. Dr. Mattera served in various executive roles in product development at Lucent Technologies from 1995 to 2004. From 1984 to 1995, he held management positions with AT&T Bell Laboratories. Dr. Mattera holds B.S. and Ph.D. degrees in Chemistry from the University of Rhode Island and Brown University, respectively. Dr. Mattera’s educational background, his extensive industry experience and his history with the Company would make him a valuable member of our Board of Directors. For all of these reasons, our Corporate Governance and Nominating Committee and Board have concluded that Dr. Mattera should be nominated to serve as a director. Dr. Mattera was identified through an internal search process.

The Board of Directors of the Company unanimously recommends a vote FOR each of the Board’s nominees named above for election as director.

ELECTION OF CLASS TWO DIRECTOR

(PROPOSAL 2)

Nominee for Class Two Director Whose Term will Expire in 2013

Wendy F. DiCicco, 45, has served as a director of the Company since 2006. Ms. DiCicco has served as Chief Financial Officer of Nuron Biotech, Inc., a privately held biotech company since 2012. From 2010 to 2011, Ms. DiCicco served as Chief Financial Officer of Quench USA, a privately held company providing purified water. From 2008 to 2009, Ms. DiCicco served as Chief Financial Officer of Globus Medical, Inc., a medical technology company. From 1998 to 2008, Ms. DiCicco served as Chief Financial Officer of Kensey Nash Corporation, a medical technology company. From 1996 to 1998, she was Controller of Kensey Nash Corporation. She was an Accounting and Audit Manager with Deloitte & Touche from 1994 to 1996. From 1990 to 1994, she held positions of Staff Accountant and Senior Accountant with Deloitte & Touche. Ms. DiCicco graduated from Philadelphia College of Textiles and Science with a B.S. degree in Accounting. Ms. DiCicco is a Certified Public Accountant in the Commonwealth of Pennsylvania and is a member of the American Institute of Certified Public Accountants, Pennsylvania Institute of Certified Public Accountants and Financial Executives International. Ms. DiCicco is a National Association of Corporate Directors (NACD) Governance Fellow. Ms. DiCicco adds financial reporting and management skills as a result of her career, including her experience with a large public accounting firm, and further enhances the Board’s knowledge base with respect to accounting, financial and other matters which makes her a valuable member of our Board of Directors.

The Board of Directors of the Company unanimously recommends a vote FOR the Board’s nominee named above for election as director.

CONTINUING DIRECTORS

Existing Class Two Directors Whose Terms Expire in 2013

Peter W. Sognefest, 71, has served as a director of the Company since 1979. Mr. Sognefest is President, Chief Executive Officer and Chairman of Seamoc, Inc., a private consulting firm. From 2002 to 2003, Mr. Sognefest was Vice-Chairman of Xymox Technologies, Inc. (“Xymox”), a manufacturer of membrane switches. From 1996 to 2002, he was President and Chief Executive Officer of Xymox. From 1994 until 1996, he was President and Chief Executive Officer of LH Research, Inc. From 1992 until 1994, he was President and Chief Executive Officer of IRT Corporation. From 1984 to 1992, Mr. Sognefest was Chairman of Digital Appliance Controls, Inc. (DAC), which he founded in 1984. Mr. Sognefest was Vice President and General Manager of the Industrial Electronics Division of Motorola, Inc. (“Motorola”) from 1982 to 1984, having joined Motorola in 1977. From 1967 to 1977, he was with Essex Group, Inc., a wholly owned subsidiary of United Technologies Corporation, where he held the position of General Manager of Semi-Conductor Operations. Mr. Sognefest holds B.S. and M.S. degrees in Electrical Engineering from the University of Illinois. Mr. Sognefest brings to our Board leadership skills developed through his extensive executive management experience. In particular, his experience and knowledge of manufacturing in Asia contributes to the Board’s breadth of knowledge in this area.

Francis J. Kramer, 63, has served as a director of the Company since 1989. Mr. Kramer has been employed by the Company since 1983, has been its President since 1985, and has been its Chief Executive Officer since 2007. Previously, Mr. Kramer served as the Company’s Chief Operating Officer from 1985 to 2007. Mr. Kramer joined the Company as Vice President and General Manager of Manufacturing and was named Executive Vice President and General Manager of Manufacturing in 1984. Prior to his employment by the Company, Mr. Kramer was the Director of Operations for the Utility Communications Systems Group of Rockwell International Corp. Mr. Kramer graduated from the University of Pittsburgh with a B.S. degree in Industrial Engineering and from Purdue University with a M.S. degree in Industrial Administration. Mr. Kramer provides the Board with insight into the Company’s business operations, opportunities and challenges. In addition, Mr. Kramer’s history with the Company, laser industry experience and business background support his leadership skills and contributions to the Board.

Existing Class Three Directors Whose Terms Expire in 2014

Carl J. Johnson, 70, has served as a director of the Company since 1971. Dr. Johnson was a co-founder of the Company in 1971. He retired as an employee in May 2010. Dr. Johnson serves as Chairman of our Board. He served as President of the Company from 1971 until 1985, as Chief Executive Officer from 1985 until 2007, and in the executive position of Chairman from 2007 to 2010. From 1966 to 1971, Dr. Johnson was Director of Research & Development for Essex International, Inc., an automotive electrical and power distribution products manufacturer. From 1964 to 1966, Dr. Johnson worked at Bell Telephone Laboratories as a member of the technical staff. Dr. Johnson completed his Ph.D. in Electrical Engineering at the University of Illinois. He holds B.S. and M.S. degrees in Electrical Engineering from Purdue University and Massachusetts Institute of Technology (MIT), respectively. His scientific knowledge along with his technological vision and operational know-how provide strategic direction to the Company and the Board of Directors.

Thomas E. Mistler, 70, has served as a director of the Company since 1977. Mr. Mistler was an operating partner for Buckingham Capital Partners, a private investment firm, from 2003 through 2009. Mr. Mistler was President, Chief Executive Officer and a director of ESCO Holding Corp. and Engineered Arresting Systems Corporation, a manufacturer of aircraft and vehicle arresting systems, from 1999 to 2003. Previously, he was Senior Vice President of Energy Systems Business for Westinghouse Electric Corporation (“Westinghouse”), where he was employed from 1965 to 1998. Mr. Mistler served in various engineering, marketing and general management capacities with Westinghouse including serving as President of Westinghouse Saudi Arabia Limited from 1981 to 1984. Mr. Mistler graduated from Kansas State University with B.S. and M.S. degrees in

Engineering. Mr. Mistler possesses executive management, operational and corporate governance experience, which contribute greatly to our Board. In addition, his engineering background and the international business experience he has developed throughout his career make him a valuable member of our Board of Directors.

Joseph J. Corasanti, 48, has served as a director of the Company since 2002. Mr. Corasanti has served as President and Chief Executive Officer of CONMED Corporation (“CONMED”), a publicly traded medical technology company, since 2006. From 1999 to 2006, he served as President and Chief Operating Officer of CONMED. From 1998 to 1999, he was Executive Vice President/General Manager of CONMED. He served as General Counsel and Vice President-Legal Affairs for CONMED from 1993 to 1998. From 1990 to 1993, he was an Associate Attorney with the Los Angeles office of the law firm of Morgan, Wenzel & McNicholas. Mr. Corasanti holds a B.A. degree in Political Science from Hobart College and a J.D. degree from Whittier College School of Law. He is a director of CONMED. Mr. Corasanti’s current executive position and his service on another publicly traded company’s board have provided him with leadership skills and experience in a variety of matters which he contributes to the Company’s Board. His experience and skill set, including his legal background and acquisition experience, make him a valuable member of our Board of Directors.

DIRECTOR INDEPENDENCE AND CORPORATE GOVERNANCE

The listing standards of NASDAQ provide that a majority of the Company’s Board of the Directors must be comprised of independent directors (as defined therein). Our Corporate Governance Guidelines further provide that, in accordance with II-VI Incorporated’s long-standing policy, a substantial majority of the members of the Company’s Board of Directors must qualify as independent directors (as defined by the NASDAQ listing standards). The Board of Directors has determined that none of the continuing directors or nominees for election as director, other than Carl J. Johnson, Francis J. Kramer and Vincent D. Mattera, Jr. (solely as a result of Dr. Johnson’s employment history with the Company and Mr. Kramer’s and Dr. Mattera’s current employment by the Company), has a material relationship with the Company (other than as director) and is therefore “independent” within the meaning of the current listing standards of NASDAQ. In its annual review of director independence, the Board of Directors considers all commercial, banking, consulting, legal, accounting or other business relationships any director may have with the Company. The Board of Directors considers a “material relationship” to be one that impairs or inhibits, or has the potential to impair or inhibit, a director’s exercise of critical and disinterested judgment on behalf of the Company and its shareholders. When assessing the “materiality” of a director’s relationship with the Company, the Board of Directors considers all relevant facts and circumstances not only from the standpoint of the director in his or her individual capacity, but also from the standpoint of the persons to whom the director is related and organizations with which the director is affiliated.

Code of Business Conduct and Ethics

The Board of Directors has approved and adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees of the Company and its subsidiaries. In addition, the Company has adopted an additional Code of Ethics for Senior Financial Officers. These documents are available on the Company’s website at www.ii-vi.com. The Company will promptly disclose on its website (i) any amendments or waivers with respect to a director’s or executive officer’s compliance with the Code of Business Conduct and Ethics and (ii) any amendments or waivers with respect to any provision of the Code of Ethics for Senior Financial Officers. Employees are required and encouraged to report violations of the Code of Business Conduct and Ethics, and such reports may be made anonymously. Anonymous reports are forwarded for review by the Audit Committee.

Board’s Role in the Oversight of Risk Management

The Audit Committee of the Board of Directors has been designated to take the lead in overseeing risk management at the Board level. Accordingly, the Audit Committee schedules time for periodic review of risk assessment and activities being undertaken by management throughout the year, in addition to its other duties. In this role, the Audit Committee receives reports from management, internal audit, and other advisors, and strives to generate serious and thoughtful attention to the Company’s risk management process and system, the nature of the material risks the Company faces, and the adequacy of the Company’s policies and procedures designed to respond to and mitigate these risks. Although the Audit Committee leads these efforts, risk management is periodically reported on at the full Board level and feedback is sought from each director as to the most significant risks that the Company faces. This is principally accomplished through Audit Committee reports to the Board and discussions with management.

In addition to the formal compliance program, the Board and the Audit Committee encourage management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations of the Company. The Company’s risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company and to address them in its long-term planning process.

Review and Approval of Related Person Transactions

The Company does not maintain a separate policy regarding the review, approval or ratification of transactions with related persons; instead, the policies and procedures for handling related person transactions are set forth in the Company’s Code of Business Conduct and Ethics.

The Company’s Code of Business Conduct and Ethics requires that all of the Company’s directors, officers and employees refrain from activities that might involve a conflict of interest. Additionally, the Company’s Code of Business Conduct and Ethics provides that each of the Company’s directors, officers and employees must openly and honestly handle any actual, apparent or potential conflict between that individual’s personal and business relationships and the Company’s interests. Before making any investment, accepting any position or benefit, participating in any transaction or business arrangement or otherwise acting in a manner that creates or appears to create a conflict of interest, such person must make a full disclosure of all relevant facts and circumstances to, and obtain the prior written approval of the Company. Waivers under the Code for any of the Company’s executive officers or directors shall be granted only by the Board of Directors or a properly designated committee of the Board. It is expected that only those matters that are in the best interests of the Company would be approved or waived under this Code.

Nomination of Candidates for Director

The Company may consider candidates for director identified by several sources including existing directors, members of the Company’s management team, shareholders and third-party search firms.

The Company’s By-Laws describe the procedures to be followed by a shareholder in recommending nominees for director to be considered at an annual meeting. In general, such nominations can only be made by a shareholder entitled to notice of, and to vote at, at the annual meeting at which directors are to be elected, must be in writing and must be received by the Chairman of the Board of Directors no later than the close of business on the 120th day nor earlier than the close of business on the 150th day before the anniversary date of the mailing date of the Company’s proxy statement in connection with the previous year’s annual meeting. In addition, the nominations must include certain information regarding the nominating shareholder and the nominee for director, including, without limitation, their relationship and any understanding between such persons regarding such nomination, the shares owned by the nominating shareholder and information concerning the proposing shareholder and/or such nominee that would be required in a proxy statement filed with the SEC. In addition, to be eligible to be a nominee for election or reelection as a director of the Company, the nominee must deliver (in accordance with the time periods prescribed for delivery of the notice described above) a written questionnaire with respect to the background and qualifications of such person and the written representation and agreement described in the Company’s By-Laws (in a form to be provided by the Secretary upon written request).

The Corporate Governance and Nominating Committee considers a variety of factors when determining whether to recommend a nominee for election to the Board of Directors, including those factors set forth in the Company’s Corporate Governance and Nominating Committee Charter. In general, candidates nominated for election or re-election to the Board of Directors should possess the following qualifications:

•	High personal and professional ethics, integrity, practical wisdom and mature judgment;

•	Broad training and experience in policy-making decisions in business;

•	Expertise that is useful to the Company and complementary to the background and experience of our other directors;

•	Willingness to devote the amount of time necessary to carry out the duties and responsibilities of a director;

•	Commitment to serve on the Board of Directors over a period of several years in order to develop knowledge about the Company’s principal operations; and

•	Willingness to represent the best interests of all shareholders and objectively appraise management performance.

Potential candidates are screened and interviewed by the Corporate Governance and Nominating Committee of the Board of Directors. Although the Board of Directors does not have a formal diversity policy, the Corporate Governance and Nominating Committee’s practice is to review the skills and attributes of individual Board members and candidates for the Board within the context of the current make-up of the full Board, to ensure that the Board of Directors as a whole is composed of individuals who, when combined, provide a diverse portfolio of experience, knowledge, talents and perspectives that will serve the Company’s governance and strategic needs. Candidates are also evaluated as to their broad-based business knowledge and contacts, prominence, commitment to ethical and moral values, personal and professional integrity, sound reputation in their respective fields as well as a global business perspective and commitment to corporate citizenship.

All members of the Board of Directors may interview the final candidates. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by shareholders.

Size of the Board

As provided in the Company’s By-Laws, the Board of Directors is comprised of no less than five and no more than eleven members. The exact number of directors is determined by the Board based on its current composition and requirements.

Board Structure and Lead Independent Director

The role of Chairman of the Board is currently held by Carl J. Johnson, while the role of Chief Executive Officer is held by Francis J. Kramer. Our Board believes that the separation of these roles helps to ensure oversight of the Company by the Chairman of the Board, while enabling our Chief Executive Officer to focus his energies on the management of the Company and its day-to-day operations.

Dr. Johnson served as Executive Chairman of our Board from 1985 until 2010, when he officially retired from employment with the Company. He continues to serves as Chairman of our Board, albeit in a non-executive capacity. During the time that Dr. Johnson served as Executive Chairman, our Board determined that it was appropriate to appoint a Lead Independent Director, in order to ensure that the Board of Directors served in a capacity which was independent of management and that the directors had an independent leadership contact. Thomas E. Mistler was appointed by the Board of Directors to fill this position and continues to hold this position. Despite the fact that Dr. Johnson no longer serves as Chairman in an executive capacity, our Board has determined that it is appropriate to maintain the positive attributes of the Lead Independent Director position.

In general, the major responsibilities of the Lead Independent Director include:

•	Chairing executive sessions of the independent directors conducted at each Board of Directors meeting;

•	Chairing meetings of the Board of Directors in the absence of the Chairman; and

•	Carrying out other duties as requested by the Corporate Governance and Nominating Committee and the Board of Directors.

Compensation of Directors

The Board of Directors sets the level of compensation for directors, based on the recommendation of the Compensation Committee, taking into account the impact of compensation on director independence. Directors who are also current employees of the Company receive no additional compensation for their service as directors.

The Compensation Committee periodically reviews the amount and form of compensation paid to directors, taking into account the compensation paid to directors of other comparable companies. The Committee conducts its review with the assistance of its outside independent compensation consultant, Mercer (US) Inc. (“Mercer”). See “Director Compensation” in this Proxy Statement for more information regarding the compensation paid to our directors.

Stock Ownership Program

In order to further align the directors’ and executive officers’ interests with those of II-VI Incorporated’s shareholders, the Board of Directors has established a stock ownership program that requires each director to own at least 4,000 shares of the Company’s Common Stock. The Board of Directors has also established a stock ownership program that requires the Chief Executive Officer to own Company Common Stock having a value of at least three times his annual base salary and all other named executive officers to own Company Common Stock having a value that is at least equal to their annual base salary. A director who does not comply with this program would not be permitted to stand for re-election. As of the date of this Proxy Statement, all directors and executive officers currently meet or exceed this requirement.

Director Mandatory Retirement

The Board of Directors has adopted a retirement policy for directors. Under this policy, directors must retire and/or resign from the Board of Directors upon reaching the age of 75. There are no directors retiring under this provision at the Annual Meeting.

Standing Board Limits

Board members are limited to serving on a maximum of three public company boards (excluding the Company). All directors currently comply with this requirement.

Change in Director Occupation

Pursuant to a policy adopted by the Board of Directors, when a director’s principal occupation or business association changes substantially during his or her tenure as a director, that director should tender his or her resignation for consideration by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee will recommend to the Board the action, if any, to be taken with respect to the resignation.

Access to Independent Advisors

The Board of Directors and its committees have the right to retain independent outside financial, legal or other advisors, as necessary and appropriate. The Company bears the cost of retaining such advisors.

Executive Sessions of Independent Directors

Executive sessions of independent directors, consisting of all directors other than Carl J. Johnson and Francis J. Kramer (and Dr. Mattera in the event he is elected as a director), are regularly scheduled and held at each meeting of the Board of Directors. The Lead Independent Director presides over these meetings.

Self-Evaluation, Self-Assessment and Director Continuing Education

The Board of Directors has a process whereby the full board and its members are subject to periodic self-evaluation and self-assessment. This process was most recently completed during fiscal year 2011.

The Board of Directors works with management to schedule new director orientation programs and customizes director continuing education programs given the Board member’s individual background, expertise, tenure on the Board, and current committee responsibilities. The orientation programs are designed to familiarize new directors with the Company’s businesses, strategies and challenges, and to assist new directors in developing and maintaining skills necessary or appropriate for the performance of their responsibilities. Continuing education programs for board members may include a mix of in-house and third-party presentations and programs.

Meetings of the Board

The Board meets regularly on previously determined dates. Board meetings are held at least quarterly. Each Board member is expected to attend Board meetings and meetings of the committees on which the director serves either in person or by telephone, and to attend in person the Annual Meetings of Shareholders.

Board Materials and Presentations

The agenda for each meeting is provided in advance of the meeting, together with written materials on matters to be presented for consideration, for the directors’ review prior to the meeting. As a general rule, written materials are provided in advance on all matters requiring Board action. Written materials are designed to provide concise summaries of the relevant information to create a foundation for the Board’s discussion of key issues and to make the most efficient use of the Board’s meeting time. Directors may request from the Company any additional information they believe to be necessary to perform their duties.

Director Attendance at Annual Meeting of Shareholders

Directors are expected to attend the Annual Meeting of Shareholders. All of the incumbent directors attended last year’s annual meeting.

Communications with Directors

Shareholders wishing to communicate with the Company’s Board of Directors may do so by sending a written communication addressed to the Lead Independent Director or to any member of the Board of Directors individually in care of II-VI Incorporated, 375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056. Any communication addressed to a director that is received at the Company’s principal executive offices will be delivered or forwarded to the individual director as soon as practical except for advertisements, solicitations or other matters unrelated to the Company. The Company will forward all communications received from its shareholders that are simply addressed to the Board of Directors to the chairperson of the committee of the Board of Directors whose purpose and function is most closely related to the subject matter of the communication.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Company’s Board of Directors held four (4) meetings during fiscal year 2012. Certain meetings were held over a two-day period. Each director attended 100% of the meetings of the Board of Directors and any committee of which he or she was a member during the period for which such person has served as a director and as a member of such committee. The Board of Directors has the authority to hire independent advisors to help fulfill its duties.

The Board of Directors has four standing committees: Audit; Compensation; Corporate Governance and Nominating; and Subsidiary. The table below shows the current committee memberships as well the number of meetings held by the committees during fiscal year 2012.

	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Subsidiary Committee
Non-Employee Directors:
JOSEPH J. CORASANTI	Member	Member	Member	Member
WENDY F. DICICCO	Chair	Member	Member	Member
CARL J. JOHNSON				Member
THOMAS E MISTLER	Member		Chair	Member
MARC Y.E. PELAEZ		Member		Chair
PETER W. SOGNEFEST		Chair	Member	Member
HOWARD H. XIA				Member

Employee Director:
FRANCIS J. KRAMER

Number of Meetings in Fiscal Year 2012	4	5	3	3

Audit Committee

The Board has an Audit Committee comprised solely of independent directors. The Audit Committee’s duties, which are set forth in a written charter (a current copy of which is available on the Company’s website at www.ii-vi.com) include monitoring performance of the Company’s business plan, reviewing the Company’s internal accounting methods and procedures and reviewing certain business strategies. The Audit Committee has the authority to hire independent advisors to help it fulfill its duties. The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters. The Board of Directors has determined that Wendy F. DiCicco qualifies as an “audit committee financial expert,” as such term is defined by the SEC, and that she has the requisite level of financial sophistication required by the listing standards of NASDAQ. Each member of the Audit Committee is also “independent” as that term is defined under Rule 10A-3(b)(1)(ii) of the Securities Exchange Act of 1934, as amended, and the applicable listing standards of NASDAQ.

Compensation Committee

The Board has a Compensation Committee comprised solely of independent directors. The Compensation Committee is responsible for determining, in accordance with its written charter (a current copy of which is available on the Company’s website at www.ii-vi.com), the compensation of the Company’s directors and executive officers. The Compensation Committee’s duties also include administering and interpreting the Company’s 2009 Omnibus Plan (the “2009 Omnibus Plan”). The Compensation Committee selects from eligible employees those persons to whom awards will be granted and determines the type of award, the number of shares to be included in any stock-based award, any restrictions on the exercise or vesting of the shares subject to a stock-based award, or any portion thereof, and the exercise price, in the case of stock option awards. In addition, the Compensation Committee is authorized, subject to limited exceptions, to make any amendments or modifications to the 2009 Omnibus Plan, to suspend the operation of the 2009 Omnibus Plan, and to make all other determinations necessary to the administration of the 2009 Omnibus Plan, including the appointment of individuals to facilitate the day-to-day operation thereof. The Compensation Committee also oversees the administration of the II-VI Incorporated Deferred Compensation Plan and certain bonus plans covering executive officers and other employees (as described hereinafter). The Compensation Committee has the authority to hire independent advisors to help it fulfill its duties.

For a description of the Compensation Committee’s processes and procedures in connection with its consideration and determination of executive compensation, see “Compensation Discussion and Analysis” and, for director compensation, see “Director Compensation.”

Corporate Governance and Nominating Committee

The Board has a Corporate Governance and Nominating Committee comprised solely of independent directors. The Corporate Governance and Nominating Committee, in accordance with its written charter (a current copy of which is available on the Company’s website at www.ii-vi.com), develops and implements policies and processes regarding corporate governance matters, assesses board membership needs and makes recommendations regarding potential director candidates to the Board of Directors. The Corporate Governance and Nominating Committee has the authority to hire independent advisors to help it fulfill its duties. For additional information regarding the skills and qualifications our Corporate Governance and Nominating Committee consider with respect to potential director nominees, see “Nomination of Candidates for Director.”

Subsidiary Committee

The Board has a Subsidiary Committee comprised of independent and non-employee directors. The Subsidiary Committee, in accordance with its written charter (a current copy of which is available on the Company’s website at www.ii-vi.com), oversees the activities of the Company’s operating subsidiaries, as directed from time to time by the Board of Directors. Members of the Subsidiary Committee are requested to attend selected quarterly meetings of the Company’s operating subsidiaries and report back to the Board on material developments. The Subsidiary Committee has the authority to hire independent advisors to help fulfill its duties.

DIRECTOR COMPENSATION

The Company uses a combination of cash and share-based equity compensation to attract and retain qualified candidates to serve on the Company’s Board of Directors. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties as well as the skill-level required for members of the Company’s Board of Directors. Directors are subject to the Company’s minimum share ownership requirement of 4,000 shares of Common Stock. A director who does not comply with this requirement would not be permitted to stand for re-election. As of the date of this Proxy Statement, all directors currently meet or exceed this requirement.

The compensation program for our non-employee directors is reviewed annually by our Compensation Committee to ensure the program remains competitive. As part of the Compensation Committee’s review, the types and levels of compensation offered to our non-employee directors are compared to those offered by a select group of comparable companies. The companies comprising this group are the same comparator group utilized for the Company’s named executive officers (the “Comparator Group”) and are listed in “Compensation Discussion and Analysis.”

The Compensation Committee strives to set director compensation at levels that are competitive with our Comparator Group. Currently, the overall compensation level of the Company’s directors approximates the median of compensation provided by the Comparator Group. The Compensation Committee relies on proxy statements, compensation surveys and Mercer for data on current market pay practices and trends. Mercer is primarily engaged to provide the Compensation Committee with publicly available compensation data and current compensation trends. Based upon information provided by Mercer in fiscal year 2011, the Company adjusted the various components of its director compensation program to more closely approximate the median of the Comparator Group.

The components of our director compensation program for the 2012 and 2011 Board terms were generally as follows:

Compensation Item	2012	2011
Annual retainer	$37,000	$15,000

Board of director meeting fee	$1,500	$1,500
Committee meeting fee except for Subsidiary Committee	$1,000	$1,000
Subsidiary Committee meeting fee	$1,500	$1,500
Conference call in lieu of meeting fee except for Subsidiary Committee	$1,000	$—

Chairman of the Board retainer	$30,000	$30,000
Annual fee for Audit Committee Chair	$12,000	$10,000
Annual fee for Compensation Committee Chair	$7,000	$6,000
Annual fee for Corporate Governance and Nominating Committee Chair	$7,000	$5,000
Annual fee for Subsidiary Committee Chair	$5,000	$3,500
Lead Independent Director retainer	$2,000	$2,000

Annual stock option award	$81,500	$66,577
Annual restricted stock award	$81,500	$66,577

Non-Employee Director Equity Program

Annual equity awards are typically granted to each eligible non-employee director. In August 2011, each non-employee director received a grant of 9,300 stock options to purchase shares of Common Stock at an exercise price of $17.53 per share, the fair market value of our stock on the date of grant, with a total fair value of $81,500 (using a Black-Scholes valuation). Options received by non-employee directors have the same terms as those granted to our employees. In addition, each non-employee director received a restricted stock award grant of 4,650 shares of Common Stock at a price of $17.53 per share with a total fair value of $81,500. The restricted stock awards are subject to our standard three-year cliff vesting schedule.

The table below summarizes the compensation paid by the Company to our non-employee directors for fiscal year 2012. Francis J. Kramer, our President and Chief Executive Officer, is a member of the Board of Directors. Mr. Kramer’s compensation is reported in the Summary Compensation Table and the other tables set forth herein. He did not receive any additional compensation in connection with his service on our Board of Directors during fiscal year 2012.

Director Compensation Table

For Fiscal Year 2012

Non-Employee Director	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)
JOSEPH J. CORASANTI	$52,000	$81,500	$81,500	$215,000
WENDY F. DICICCO	68,500	81,500	81,500	231,500
CARL J. JOHNSON	124,500	81,500	81,500	287,500
THOMAS E. MISTLER	73,500	81,500	81,500	236,500
MARC Y.E. PELAEZ	87,000	81,500	81,500	250,000
PETER W. SOGNEFEST	93,500	81,500	81,500	256,500
HOWARD H. XIA	54,000	81,500	81,500	217,000

(1)	Represents the aggregate grant date fair value of option awards issued by the Company to the non-employee directors under the 2009 Omnibus Plan, computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718. The grant date fair value of stock option awards is based on the Black-Scholes option pricing model. The actual value, if any, that a director may realize upon exercise of stock options will depend on the excess of the stock option price over the strike value on the date of exercise. As such, there is no assurance that the value realized by a director will be at or near the value estimated by the Black-Scholes model. Refer to Note 1 to the Company’s Consolidated Financial Statements on Form 10-K for fiscal year 2012 for relevant assumptions used to determine the valuation of option awards, except that any estimate of forfeitures for service-based conditions have been disregarded.

(2)	Represents the aggregate grant date fair value of restricted stock issued by the Company during the year presented, computed in accordance with FASB. The grant date fair value of restricted stock was computed based upon the closing price of the Company’s Common Stock on the date of grant.

The following table provides information regarding stock options and restricted stock held by each of our non-employee directors as of June 30, 2012:

Director Equity Awards

At Fiscal Year End 2012

Non-Employee Director	Restricted Stock (#)	Total Option Awards Held (#)	Exercisable Option Awards (#)
JOSEPH J. CORASANTI	8,600	95,680	56,588
WENDY F. DICICCO	8,600	90,720	51,628
CARL J. JOHNSON	8,600	200,650	185,030
THOMAS E. MISTLER	8,600	155,920	116,828
MARC Y.E. PELAEZ	8,600	137,120	98,028
PETER W. SOGNEFEST	8,600	56,120	17,028
HOWARD H. XIA	4,650	9,300	—

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

In the paragraphs that follow, the Company (or “we”) will provide an overview and analysis of the Company’s (or “our”) executive compensation program, the material compensation decisions we have made under this program and related policies, and the material factors that we have considered in making those decisions. Following this Compensation Discussion and Analysis you will find a series of tables containing specific information about the compensation earned or paid in fiscal year 2012 (and in some cases fiscal years 2011 and 2010) to our Chief Executive Officer, Chief Financial Officer and our two remaining executive officers (other than the Chief Executive Officer and Chief Financial Officer), whose total compensation exceeded $100,000 (collectively, our “named executive officers” or “NEOs”). Our NEOs for fiscal year 2012 were as follows:

•	our President and Chief Executive Officer, Mr. Francis J. Kramer,

•	our Chief Financial Officer and Treasurer, Mr. Craig A. Creaturo,

•	our Executive Vice President, Dr. Vincent D. Mattera, Jr., and

•	our Vice President – Military & Materials Businesses, Mr. James Martinelli

2012 Executive Compensation Highlights

•	The Compensation Committee has a pay-for-performance philosophy, which is why a substantial portion of our executives’ annual and long-term compensation is “at risk.”

•

The objectives of our executive compensation program are to attract and retain top talent, drive the achievement of short-term and long-term objectives, link pay with performance, align managements’ interests with our shareholders’ interests and to be competitive in the markets in which we compete.

•

Our Comparator Group has been thoughtfully constructed by the Compensation Committee to include companies with sustained levels of high financial performance in similar technology space with whom we compete for investor capital, talent and market share. As part of the Committee’s rigorous process of selecting only high financial performing companies, care is undertaken to intentionally exclude companies that have incurred operating losses for any period over the prior five years. This high standard ensures the Company establishes challenging financial performance goals for its NEOs.

•	The compensation program for our NEOs consists of the following three components: (i) base salary; (ii) annual cash incentive awards and (iii) long-term equity-based compensation.

•

The Compensation Committee generally targets individual base salaries at the market median of our Comparator Group. We target total compensation from annual cash incentive awards and long-term equity-based awards at levels designed to provide for total direct compensation at the upper third quartile or lower fourth quartile of the Comparator Group when the Company’s operating performance is also in the upper third quartile or lower fourth quartile of the Comparator Group.

•

The Compensation Committee retained an independent compensation consultant to advise the Committee on executive compensation matters and to ensure that compensation decisions are reasonable and fair, particularly in light of the compensation decisions made by companies included in the Comparator Group.

•

The Company’s annual cash incentive awards are aligned directly with critical measures of annual performance centered on challenging growth targets, consistent with our pay-for-performance philosophy and target compensation levels.

•

The Company’s long-term equity-based awards are intended to drive the achievement of critical long-term business objectives including challenging growth targets, align management’s interests with those of our shareholders and foster retention of key executives, consistent with our pay-for-performance philosophy.

•	The Company does not provide perquisites or personal benefits to the NEOs.

•	To further align the interests of the NEOs with those of our shareholders, the Company adopted a clawback policy in August 2012, as further described below.

•

In May 2012, the Compensation Committee discontinued the practice of granting the Chief Executive Officer fully vested stock options. The stock options granted to Mr. Kramer in August 2012 vest over a five year period, with 20% vesting to occur on each of the first, second, third, fourth and fifth anniversaries of the grant date. Future grants to Mr. Kramer, if any, are expected to provide for the same vesting features.

•

In fiscal year 2012, the Company pay-for-performance analysis indicated that the Company achieved a composite performance ranking of 5th highest among the Comparator Group for financial performance while the Company’s CEO compensation ranked 9th highest among the same Comparator Group. These results indicate that the Company operated at a high performance level for the pay awarded.

As shareholders, you will be invited to express your view of the compensation paid to the Company’s NEOs, as discussed and analyzed below (Proposal 3). In considering how to vote on Proposal 3 below, you should be guided by the following discussions in evaluating whether the Compensation Committee and the Board have adequately aligned the interests of the Company’s NEOs with those of our shareholders.

Recap of the Company’s Performance in 2012

During fiscal year 2012, the Company was affected by several external factors outside the direct control of the Company that unfavorably impacted our performance in fiscal year 2012. Among them were the flooding in Thailand, which severely impacted the manufacturing operations of our recently acquired Aegis Lightwave, Inc. (“Aegis”) subsidiary, and declines in global raw material index pricing driven by volatility in the global photovoltaic market and economic uncertainty, which resulted in write-downs of tellurium and selenium inventory at the Company’s Pacific Rare Specialty Metals & Chemicals, Inc. business unit. Despite these external challenges in 2012, the Company was able to deliver the following positive financial results for the year:

•	Generated $535 million in revenues, an increase of 6% compared to fiscal year 2011, and grew our order backlog to the highest level in the Company’s history;

•	Generated record cash from operations of approximately $88 million for fiscal year 2012 and initiated a $25 million share repurchase program;

•

Completed the acquisition of Aegis and, as a result of the flooding in Thailand, accelerated our manufacturing transition strategy for Aegis from its external contract manufacturer in Thailand to our Photop Technologies, Inc. facility in Fuzhou, China.

•	Achieved our 40th consecutive year of positive net income.

The items above are only a partial summary of the Company’s financial performance in 2012. For more complete information about our financial performance in 2012, please see the Company’s Annual Report on Form 10-K for the fiscal year 2012 filed with the SEC on August 28, 2012 and included within our 2012 Annual Report to Shareholders.

Prior Year Say on Pay Results

At the Company’s 2011 Annual Meeting, in an advisory non-binding vote, 78% of the votes cast were cast in favor of the compensation paid to our named executive officers in Fiscal Year 2011 (the “2011 Say-on-Pay

Vote”). Although this result meant that over three-fourths of those who voted agreed with the compensation paid to our named executive officers, the Compensation Committee took note of the minority of shareholders that did not vote in favor of the compensation paid to our named executive officers for that year. After careful consideration, the Compensation Committee made certain modifications to the Company’s existing executive compensation structure during fiscal year 2012, including the following:

•

In May 2012, the Compensation Committee discontinued the practice of granting the Company’s Chief Executive Officer, Mr. Kramer, fully vested stock options. Since the Company does not provide for tax gross-ups in the event of a change in control and requires that its executives’ compensation is reduced as necessary to avoid the excise tax under Section 280G of the Code, that practice had been utilized in order to lessen the impact on Mr. Kramer in the event of a change in control. The stock options that were granted to Mr. Kramer in August 2012 provided for vesting over a five year period, with 20% vesting to occur on each of the first, second, third, fourth and fifth anniversaries of the grant date. Future stock option grants to Mr. Kramer, if any, are expected to provide for the same vesting features.

•	In August 2012, with the goal of further aligning the interests of the NEOs with those of our shareholders, the Company adopted a clawback policy, as hereinafter described.

In an effort to better demonstrate our pay-for-performance philosophy, and in response to the 2011 Say-on-Pay-Vote, we have also expanded the disclosure provided in this Proxy Statement, as compared to previous years, regarding the performance goals we set and how their achievement, or lack thereof, affects the compensation paid to our named executive officers,

At the 2011 Annual Meeting, our shareholders also had the opportunity to cast a non-binding advisory vote (a “say-on-frequency” vote) on how often the Company should include a say-on-pay proposal in its proxy statement for future annual meetings. Shareholders had the choice of voting to have the say-on-pay vote every year, every two years or every three years. The frequency receiving the highest number of votes was every year, which was the recommendation of the Board of Directors. As a result of this vote, our Board of Directors decided to hold the say-on-pay advisory vote every year until the next advisory vote is held to determine the frequency of the say-on-pay vote, which will occur no later than our 2017 annual meeting of shareholders.

Compensation Philosophy and Objectives

World class organizations have clear purposes and challenging objectives that require talented and committed people to achieve those objectives. Every day the Company strives to be a world class organization and to provide a compensation program which re-enforces and emphasizes its focus on the achievement of its business objectives. With these goals in mind, the Company has defined its global compensation objectives and philosophy which guide the Company’s compensation practices. The Company’s executive compensation program is designed to align our executives’ compensation with the Company’s strategic objectives, while providing competitive compensation that enables us to attract, retain, motivate and reward high quality executive talent. The Company’s executive compensation philosophy is based on a fundamental philosophy of pay-for-performance with a substantial portion of pay being “at-risk,” meaning it is not guaranteed, but rather is largely earned through cash bonuses or equity-based compensation both of which are contingent on the Company’s performance. The Compensation Committee believes in a system that rewards employees for performance. Company performance is measured by revenue growth, return on sales, earnings growth and cash flow from operations, which are all key drivers of total shareholder return. The primary objectives of our executive compensation program are to:

•	Maximize company performance to enhance total shareholder return.

•

Provide externally competitive and internally equitable compensation that rewards identifiable and measurable accomplishments and that deliver significant rewards for exceptional performance without creating incentive for the assumption of unnecessary or excessive risk.

•	Link the interests of the NEOs to the interests of shareholders and other potential investors.

•

Provide incentive for innovation, quality management, responsiveness to customer needs, talent management, environmental, health and safety performance, and an action-oriented approach to opportunities in the marketplace.

The Company’s compensation programs are managed so as to help communicate the Company’s desired results and to promote decisions and action by management that produce those results. The Company’s compensation programs and philosophies are characterized by the following qualities:

•

Variability (performance-based) – a significant portion of total compensation should be based on Company performance. Salaries are to be generally maintained at competitive levels, with opportunities for significant upward adjustments in total compensation to be provided by performance-based cash incentive compensation and long-term equity incentive awards;

•	Clarity – all relevant performance objectives for cash incentive compensation and long-term equity incentive programs will be clearly established and articulated;

•	Communicability – NEOs will be made aware of and fully comprehend their earnings potential for a given year and what specific actions and results are necessary to achieve that potential;

•

Strategic Focus – compensation programs should include recognition of the roles that various elements of compensation play in attracting, retaining, and motivating employees, the performance aspects that each element is best suited to reward, and the needs of the Company and its NEOs that may warrant emphasis on specific elements of pay; and

•

Risk Management – compensation programs should provide appropriate rewards for prudent risk taking, but must not create incentive for the assumption of unnecessary and/or excessive risks that would threaten the reputation or sustainability of the Company.

The Company believes that its executive compensation philosophy is best achieved by targeting base salaries at the market median of our Comparator Group and targeting total compensation from annual cash incentive awards and long-term equity-based awards at levels designed to provide for total direct compensation at the upper third quartile or lower fourth quartile of the Comparator Group when the Company’s operating performance is also in the upper third quartile or lower fourth quartile as compared to our Comparator Group’s high performance.

Principal Components of Executive Compensation

The principal components of our executive compensation program are:

•	Base salary;

•	Annual cash incentive awards; and

•	Long-term equity-based compensation.

Mix of Compensation Components

Our executive compensation is based on our pay-for-performance philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both shorter-term performance objectives and longer-term shareholder value. To this end, a substantial portion of our NEOs’ annual and long-term compensation is “at-risk.” This provides more upside potential and downside risk to the executives, which we believe is justified due to their ability to influence the performance of the Company as a whole.

Compensation Committee Matters and Scope of Authority

The Compensation Committee meets all applicable standards for independence. The Committee acts on behalf of the Board of Directors of the Company and, by extension, the shareholders to establish the compensation of executive officers of the Company and provides oversight of the Company’s global compensation philosophy. The Compensation Committee is advised by an independent compensation consultant, Mercer, which is retained directly by and reports to the Compensation Committee. The compensation consultant performs no other work for the Company or for the members of the Board of Directors (other than its advisory services related to director compensation). The compensation consultant has no prior relationship with our Chief Executive Officer or with any other executive officer.

The Compensation Committee acts as the oversight committee with respect to the 2009 Omnibus Plan, the II-VI Incorporated Deferred Compensation Plan and the bonus plans discussed below covering NEOs and other employees. In overseeing those plans, the Compensation Committee may delegate, when appropriate, authority for day-to-day administration and interpretation, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to officers and employees of the Company. In general, certain duties such as participant selection and award determination have been delegated to the Chief Executive Officer and Vice President of Human Resources and matters regarding award documents have been delegated to the Chief Financial Officer. However, the Compensation Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the NEOs.

The Committee’s Processes

The Compensation Committee has established a number of processes to assist it in ensuring that the Company’s executive compensation program is achieving its desired objectives. Among those are:

•	Meetings. The Compensation Committee meets as needed each year. Compensation Committee agendas are established in advance of the meetings in consultation with the Committee Chair.

•

Assessment of Company Performance. The Compensation Committee uses performance measures in establishing total compensation ranges. The Compensation Committee considers various measures of Company and industry performance, including return on sales, earnings growth and revenue growth. The Board of Directors believes profitable growth is the primary objective of the Company and the NEOs should be evaluated based on and rewarded for the financial growth of the Company.

•

Assessment of Individual Performance. Individual performance has a strong impact on the compensation of all employees, including the NEOs. During the course of the year, the Compensation Committee meets with the Chief Executive Officer and the Vice President of Human Resources to review recommendations on changes, if any, in the base salary of each NEO other than the Chief Executive Officer. During fiscal year 2012, the Compensation Committee continued to engage Mercer as its independent compensation consultant. Based on the Compensation Committee’s judgment and salary practices, input from the Comparator Group data provided by Mercer, and each employee’s performance and contribution to the Company, the Compensation Committee adjusts total annual compensation for each of the NEOs.

•

Target Pay Philosophy. The Compensation Committee considers relevant market pay practices when setting executive compensation to ensure alignment with performance expectation and the Company’s ability to recruit, motivate and retain high caliber talent.

Development of Peer Group for Compensation Purposes

In assessing market competitiveness, the total annual compensation of the Company’s NEOs is reviewed against executive compensation of a designated set of highly profitable publicly-traded companies which are listed below (the “Comparator Group”). Our Comparator Group has been thoughtfully constructed by the Compensation Committee to include companies with sustained levels of high financial performance in similar technology space with whom we compete for investor capital, talent and market share. The Comparator Group was identified and selected by the Compensation Committee with the assistance of Mercer. The Comparator

Group for fiscal year 2012 consisted of 17 manufacturing companies with Global Industry Classification Standard (“GICS”) codes as follows:

•	GICS code 453010 – Eight companies classified as Information Technology – Semiconductors and Semiconductor Equipment – Semiconductors and Semiconductor Equipment;

•	GICS code 452030 – Six companies classified as Information Technology – Technology Hardware and Equipment – Electronic Equipment, Instruments and Components;

•	GICS code 201010 – Two companies classified as Industrial – Capital Goods – Aerospace and Defense;

•	GICS code 201040 – One company classified as Industrial – Capital Goods – Electrical Equipment.

Because the Company provides a wide range of products servicing multiple end markets, the Compensation Committee believes that it is important to consider peers with different GICS codes than the Company.

The Comparator Group has revenues ranging from $0.2 billion to $1.6 billion, with median revenues of $0.8 billion. In evaluating the composition of the Comparator Group, the Compensation Committee focuses on the three key performance metrics that are used to evaluate the Company’s performance, which are (a) revenue growth, (b) earnings growth and (c) return on sales, over one, three and five year performance periods. The Comparator Group’s average revenue and earnings growth for the one, three and five year periods exceeded 10% while return on sales for the same periods also exceeded 10%. The Company’s Comparator Group also has executive officer positions that are comparable in terms of breadth, complexity and scope of responsibilities. In fiscal year 2012, the Comparator Group remained unchanged from the prior year and was comprised of the following companies:

American Science & Engineering Inc. Cabot Microelectronics Corp. Ceradyne, Inc. Cree, Inc. Cymer Inc. FEI Co.	FLIR Systems, Inc. Franklin Electric Co., Inc. IPG Photonics Corporation MKS Instruments, Inc. Microsemi Corporation OmniVision Technologies, Inc.	Rofin-SinarTechnologies, Inc. Rogers Corporation Silicon Laboratories, Inc. Trimble Navigation Limited Veeco Instruments Inc.

In measuring the Company’s financial performance against the Comparator Group, the Compensation Committee places more emphasis on recent financial performance, by applying a weighting factor of 50% to the one year performance metrics, 33% to the three year performance metrics and 17% to the five year performance metrics. In fiscal year 2012, the Company achieved a composite performance ranking of 5th highest among the Comparator Group for financial performance while the Company’s CEO compensation ranked 9th among the same Comparator Group. These results indicate that the Company operated at a high performance level for the pay awarded.

In determining executive compensation, the Compensation Committee reviewed the compensation practices of the Comparator Group in order to ensure the appropriateness of the Company’s compensation program design and compensation levels. Mercer employed a benchmarking process as an assessment tool that compares elements of the Company’s compensation program with those of companies from the Comparator Group.

The purpose of the benchmarking process is to:

•	Understand the competitiveness of the Company’s current pay levels relative to the Comparator Group;

•	Understand the alignment between executive compensation levels and company performance across a broad range of companies; and

•	Assist the Company in setting appropriate pay levels and incentive opportunities for our NEOs.

Use of Judgment

The Compensation Committee believes that the application of their collective experiences and related business judgment, in addition to the blended market data provided by Mercer, significantly contributes to the overall compensation setting process. While blended market data provides an important tool for analysis and decision-making, the Compensation Committee realizes that over-reliance on this data can give a false sense of precision. Consequently, the Compensation Committee also gives serious consideration to an individual’s personal contribution to the Company as well as his or her individual skill sets, qualifications, experience and demonstrated performance. The Company also values and seeks to reward performance that develops talent within the Company, embraces the sense of urgency that distinguishes the Company, and demonstrates the qualities of imagination and drive to resolve longer-term challenges or important new issues. These and similar qualities and competencies are not easily correlated to typical compensation benchmarking data, but deserve, and are given, consideration in reaching compensation decisions. The blended market data provided by Mercer provides the Compensation Committee and senior management with the foundation for application of the above principles and the ensuing decisions.

Components of Executive Compensation for fiscal year 2012

For fiscal year 2012, our executive compensation program consisted of the following components: (1) base salary; (2) annual cash incentive awards and (3) long-term equity-based compensation. The Compensation Committee believes this program balances the mix of cash and equity compensation and ensures that a significant portion of each NEO’s compensation package is “at-risk.” Historically, executive compensation for a particular fiscal year is reviewed by the Compensation Committee on a preliminary basis at its last meeting in the prior fiscal year and finalized at its first meeting in the fiscal year for which the compensation will apply. The following is a discussion of the Compensation Committee’s considerations in establishing each of the compensation components for the NEOs.

Base Salary

The Compensation Committee sets base salary levels for executive officers each year based on a number of factors, including individual performance, competition in the marketplace for individuals in similar positions, the responsibilities of the particular position, the experience of the individual and the particular position’s relationship to other positions within the Company. Base salary is the one fixed component of our NEOs’ total direct compensation (which includes base salary and short- and long-term incentive compensation), in contrast to annual and long-term compensation, which is “at-risk” based on the Company’s performance. The Compensation Committee meets with the Chief Executive Officer and Vice President of Human Resources to review the base salaries of the other NEOs and to consider any changes thereto. The Compensation Committee receives input from Mercer regarding any such proposed changes. The executive officers’ base salaries are targeted at the market median for similar positions at companies included in the Comparator Group. The Compensation Committee has periodically adjusted the NEOs’ base salaries over the last several years to align their base salary levels to the market median for similar positions at companies in the Comparator Group. For more information regarding our NEOs’ base salaries, see the Summary Compensation Table.

Named Executive Officer	Fiscal Year 2012 Base Salary	Fiscal Year 2011 Base Salary	Percentage Increase
FRANCIS J. KRAMER	$575,000	$560,000	2.7%
CRAIG A. CREATURO	328,000	318,000	3.1%
VINCENT D. MATTERA, JR.	355,000	345,000	2.9%
JAMES MARTINELLI	275,000	264,000	4.2%

Annual Cash Incentive Program

The Compensation Committee establishes the annual cash incentive awards program for each NEO each fiscal year based on input from several sources, including Mercer and, for each NEO (other than the Chief Executive Officer), the Chief Executive Officer and the Vice President of Human Resources. The annual cash incentive awards are designed to target total compensation (including the NEO’s base salary, annual cash incentive awards and long-term equity-based compensation) at the upper third quartile or lower fourth quartile of the Comparator Group’s annual total cash payout for NEOs in similar positions and with similar responsibilities when the Company’s operating performance is also in the upper third quartile or lower fourth quartile of the Comparator Group’s performance. The Compensation Committee targeted this range to emphasize its pay-for-performance philosophy, which aligns compensation awards with the achievement of our performance objectives relative to our Comparator Group. Actual payouts under our annual cash incentive program are determined by the Compensation Committee based upon the actual performance by the NEO and the Company against certain targeted goals, which for fiscal year 2012 were based on revenues, earnings per share, operating profits, and other relevant performance metrics. Actual bonus program payouts also take into consideration the NEO’s leadership skills and job responsibilities. These awards are not guaranteed.

The Compensation Committee has established three separate types of annual cash incentive awards that may be provided to our NEOs, which are described below.

Bonus Incentive Plan

All employees of the Company who have been employed by the Company for at least one year are eligible to participate in the Bonus Incentive Plan. Under the Bonus Incentive Plan, each NEO receives a cash bonus which is allocated from a percentage of the Company’s operating profit, as pre-determined by the Compensation Committee. The Company believes that the operating profits are an appropriate metric to calculate the Bonus Incentive Plan payout and helps align the interests of our NEOs with those of the Company as a whole. In general terms, the Bonus Incentive Plan is based on the budgeted operating profit for the Company. A fixed percentage of operating profit is allocated over the projected base wages of our NEOs and any other qualified participants such that each participant is targeted to receive a percentage of the total available pool of funds that is equal to the percentage such person’s base wages represent in relation to the base wages of all participants. Actual payouts under the Bonus Incentive Plan, if any, will generally deviate from the budgeted payout due to changes in actual operating profit performance as compared to the budgeted operating performance goals, and changes in actual base wages as compared to the budgeted base wages. The Company believes the established target level is a meaningful “at-risk” compensation level and is consistent with the overall “at-risk” compensation philosophy that focuses on the financial growth and profitability of the Company. Partial bonus amounts are paid quarterly based on interim financial performance, and the remainder is paid after fiscal year end. The Compensation Committee establishes the budgeted operating profits goal for the Bonus Incentive Plan at an attainable but challenging level. Payouts under the Bonus Incentive Plan are set forth in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

Management-by-Objective Plan (“MBO”)

Under the MBO Plan, selected employees receive a fixed percentage of the appropriate business unit or location’s operating profits, as determined by the Compensation Committee. The Company believes that the operating profits of each business unit or location are the appropriate metric to calculate the MBO payout as operating profits are a financial measurement of the business unit’s or location’s growth. In general terms, the MBO Plan targets a payout if the business unit or location achieves its targeted operating profit goals and the employee accomplishes his or her pre-established team goals. The Company believes the targeted payout is an appropriate “at-risk” compensation level for these eligible employees and helps promote cross-functional performance and teamwork goals on financial, operational, customer, technical development and safety objectives that are important to the Company and that require collaborative efforts from more than one employee and from one or more departments or functional areas. Mr. Creaturo participates in the MBO Plan that has been established for the Company’s corporate location. These awards under the MBOPlan are based on the graded performance of recipients measured against pre-established Company operational goals. Mr. Kramer and Dr. Mattera did not participate in the MBO Plan in fiscal years 2010, 2011 or 2012 because they had significant influence on the establishment and grading of the goals under this program. Mr. Martinelli did not participate in the MBO Plan in fiscal year 2012. The Chief Executive Officer, the Business Segment Leader and the Vice President of Human Resources establish the operational target goals for the MBO Plan to an attainable but challenging level. The Compensation Committee, in conjunction with the Chief Executive Officer, may adjust the payout under this plan based upon the evaluation of the individual’s participation and the overall accomplishments of the MBO Plan. Payouts of awards under the MBO Plan appear in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

Goal / Results Incentive Plan (“GRIP”)

The GRIP provides a mechanism for providing compensation to the NEOs based not only on the Company’s performance, but on their individual performance as well. The targeted amounts to be paid to the NEOs under this plan provide the most significant non-equity incentive compensation opportunity. Awards under the GRIP are “at-risk” based on the performance of the Company, business unit and/or location, as determined by the Compensation Committee. Each NEO receives a GRIP award with an assigned target award opportunity, expressed as a dollar amount. Each GRIP award is individually tailored to the particular responsibilities of the NEO. Certain goals of the GRIP are linked to the Company’s annual growth objectives for revenues and earnings per share, while other goals focus on specific financial and operational targets that have been determined by the Compensation Committee and/or Chief Executive Officer and Vice President of Human Resources to be important for that particular employee and are generally selected to direct such NEO’s efforts. Each performance goal is graded individually and the GRIP award payout is based on the total achievement with respect to each of the underlying performance goals. The Chief Executive Officer approves individual GRIP awards, other than his own, which is approved by the Compensation Committee. GRIP awards are provided to all NEOs and selected members of the Company’s senior management. Payouts under the GRIP are set forth in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

For fiscal year 2012, the performance goals for Mr. Kramer, Mr. Creaturo and Dr. Mattera were based upon consolidated revenues and earnings per share for the fiscal year and upon certain pre-established individual goals, which were determined to be important in relation to the positions they hold in the Company. Mr. Martinelli’s performance goals were based upon the revenues and earnings per share of both the Company’s consolidated results and those of our Military & Materials business segment, which he manages, and on certain individual goals, which were determined to be important in relation to the position he holds in the Company. The Compensation Committee believes an appropriate measurement of each NEO’s performance is such person’s ability to drive both revenue and earnings per share growth in accordance with Company’s compensation philosophy.

For fiscal year 2012, three levels of performance were established for each GRIP award: (i) a threshold level of performance, below which no GRIP award is paid; (ii) a target level of performance, for which a target level of the GRIP award is paid; and (iii) a maximum level of performance, for which an amount above the target level of the GRIP award is paid. The threshold, target and maximum levels for the 2012 GRIP awards were established based on targeted results. In general, the targeted levels of performance are correlated with the Company’s annual growth objectives for revenues and earnings per share. With respect to the other performance metrics utilized in determining whether GRIP awards are earned, the Compensation Committee sets the minimum, target and maximum levels for each metric such that the relative difficulty of achieving the metric at target is consistent from year to year and is set to be an attainable but challenging goal to meet. For more information regarding our annual cash incentive awards (including the payout of the 2012 annual incentive awards), see the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Long-Term Equity-Based Compensation

The Compensation Committee believes that long-term equity-based compensation is an integral component of our compensation program because it has the effect of retaining and motivating high-quality employees. In addition, the Compensation Committee believes that long-term equity compensation aligns the interests of eligible employees with the interests of shareholders, and rewards the achievement of the Company’s long-term strategic goals. Payment of long-term equity-based compensation to our NEOs in fiscal year 2012 was targeted at levels that ranged between the upper third quartile and lower fourth quartile of Comparator Group executives in comparable positions, utilizing the same compensation data used for setting total annual cash compensation when the Company’s operating performance is also in the upper third quartile and lower fourth quartile range against our Comparator Group’s performance. At the beginning of each fiscal year, the Compensation Committee reviews and approves the equity-based compensation for that year to be granted to the NEOs and other eligible employees who participate in the Company’s long-term equity programs. In recent years, three types of long-term equity awards, stock options, performance shares and restricted stock, have been granted to our NEOs. The long-term equity awards granted to our NEOs are designed in combination with our cash compensation to target an aggregate payout in the upper third quartile or lower fourth quartile of the total direct compensation paid by our Comparator Group when the Company’s performance is also in the upper third or lower fourth quartile. The allocation among stock options, performance shares and restricted stock is at the discretion of the Compensation Committee and may vary from NEO to NEO and from year to year. The Compensation Committee believes that the use of stock options is an effective way to align the NEOs’ interests with our shareholders’ interests, because the NEOs only receive value through stock options if the Company’s stock appreciates. At the same time, the Compensation Committee does not want single-minded focus to drive short-term stock price appreciation to the detriment of the long-term success of the Company. To address this concern, the Company uses performance shares and restricted stock to ensure that the NEOs remain focused on the long-term strategic goals of the Company. Generally, each NEO receives annual stock option, performance share and restricted stock awards during the first quarter of the fiscal year.

The Company’s stock options, performance shares and restricted stock vest immediately prior to a change in control. Stock options, performance shares and restricted stock also vest in the event of death, disability or retirement, although performance awards only vest to the extent earned on a pro-rata basis for the months employed relative to the performance period of the award. In all other circumstances, the awards terminate upon termination of employment. These acceleration provisions are provided to reduce distractions that might otherwise arise in a change-in-control situation and to otherwise provide vesting terms that the Company believes are comparable in the market for these kinds of awards.

The Compensation Committee uses the grant date fair value of the equity compensation as calculated under Accounting Standards Codification (ASC 718), “Compensation-Stock Compensation,” to determine the value of the stock option, performance share and restricted stock awards. More specifically, for stock options, the Company uses a Black-Scholes valuation.

Mercer provided information on long-term equity compensation opportunities provided to other comparable executive officer positions in our Comparator Group and general information regarding the mix of long-term equity incentive awards generally provided. In 2012 our Compensation Committee allocated long term equity compensation as follows:

Long-Term Equity Compensation – Stock Options

Stock options provide the opportunity to purchase and maintain an equity interest in the Company and to share in the appreciation of the value of the Company’s Common Stock over time. All stock options granted in fiscal year 2012 were granted from the Company’s 2009 Omnibus Plan. Some key features of our stock option program include:

•	Options generally vest over a five year period, with 20% vesting occurring on each of the first, second, third, fourth and fifth anniversaries of the grant date;

•	The term of each grant does not exceed ten years; and

•	The exercise price is equal to the closing market price on the date of grant.

Long-Term Equity Compensation – Performance Shares

Performance shares provide the opportunity to receive shares of Common Stock if certain Company performance goals are achieved. At June 30, 2012, each of the Company’s NEOs had two outstanding performance share awards granted under the 2009 Omnibus Plan including an award granted in 2010 with a twenty-four month performance period which ended June 30, 2012 (the “2010 Performance Awards”) and an award granted in 2011 with a twenty-four month performance period which ends on June 30, 2013 (the “2011 Performance Awards”). Our performance share awards entitle recipients to receive shares of our Common Stock in the event that one or more independent performance goals are achieved by the Company. The 2010 and 2011 Performance Awards each include two independent performance components, which are weighted equally: (i) consolidated revenue and (ii) consolidated cash flow from operations. Payout of the revenue portion of an award is independent from and not contingent upon the payout of the cash flow portion of an award and vice versa. The payout of these awards is determined by the Compensation Committee and is based upon the greater of (i) the actual results for the full twenty-four-month performance period or (ii) the sum of the deemed payouts for each of the four (4) consecutive six-month periods comprising each of the performance periods, based on predetermined six-month goals. The Compensation Committee establishes the target performance goals underlying these awards to be attainable but challenging. The Compensation Committee believes that growth in revenues and cash flow from operations correlate to increased stock value over time. Performance shares under the 2010 Awards and 2011 Award may be earned as follows:

•	Achieving 79.99% or less of either or both performance goals earns 0% of the target award for that particular performance goal;

•	Achieving between 80.0% and 99.99% of either or both performance goals earns from 50.0% to 99.99% of the target award for that particular performance goal;

•	Achieving 100.0% of either or both performance goals earns 100.0% of the target award for that particular performance goal;

•	Achieving between 100.1% and 119.99% of either or both performance goals earns from 100.01% up to 149.99% of the target award for that particular performance goal; and

•	Achieving 120.0% or greater of either or both performance goals earns 150.0% of the target award for that particular performance goal.

Performance shares that are deemed earned by the Compensation Committee are issued after the completion of the applicable performance period and upon the determination and approval of the Compensation Committee that one or more performance goals have been achieved at a particular level.

The target revenue and target cash flow established by the Compensation Committee for the twenty-four month period of the 2010 Awards were $920.6 million and $158.7 million, respectively. Actual revenues and cash flow for the twenty-four month period ended June 30, 2012 were $1,037.5 million and $161.5 million, respectively, which generated payouts of 131.7% and 104.5% of target, respectively.

The Company’s target and actual performance shares earned under the 2010 Performance Awards based on consolidated revenue (the “Revenue Awards”) and based on consolidated cash flow from operations (the “Cash Flow Awards”) were as follows:

Named Executive Officer	Revenue Awards Target	Overall % of Revenue Target	Revenue Awards Earned	Cash Flow Awards Target	Overall % of Cash Flow Target	Cash Flow Awards Earned
FRANCIS J. KRAMER	11,510 shares	131.7%	15,162 shares	11,510 shares	104.5%	12,029 shares
CRAIG A. CREATURO	3,845 shares	131.7%	5,065 shares	3,845 shares	104.5%	4,018 shares
VINCENT D. MATTERA, JR.	3,395 shares	131.7%	4,472 shares	3,395 shares	104.5%	3,548 shares
JAMES MARTINELLI	2,905 shares	131.7%	3,827 shares	2,905 shares	104.5%	3,036 shares

For more information regarding the long-term incentive component of our compensation program, see the “Summary Compensation Table” and “Grants of Plan-Based Awards Table.”

Long-Term Equity Compensation – Restricted Stock

Because it is important to the Company to provide compensation that is externally competitive and to retain our executive officers, the Company utilizes time-based restricted stock which generally cliff-vest three years from the date of the grant. Grants of restricted stock help provide balance to the executive compensation program when used with stock options and performance shares and also help minimize excessive risk taking.

Deferred Compensation

The II-VI Incorporated Deferred Compensation Plan (the “Deferred Compensation Plan”) is designed to allow executive officers and key employees of the Company to defer receipt of compensation into a trust fund for retirement or other qualified purposes. The Deferred Compensation Plan was established to provide retirement savings benefits for NEOs and other executives beyond what is available through the II-VI Incorporated Employees’ Profit Sharing Plan, which is subject to IRS limitations on annual contributions and compensation. Under the Deferred Compensation Plan, eligible participants can elect to defer up to 100% of discretionary incentive compensation, performance shares and restricted stock into an account that will be credited with earnings at the same rate as one or more investments chosen by the participant, which are similar to the investment funds under the II-VI Incorporated Employees’ Profit Sharing Plan. The Company does not make any matching contributions to the Deferred Compensation Plan. All assets in the Deferred Compensation Plan are subject to claims of the Company’s creditors until such amounts are paid to participants.

For more information regarding the amounts deferred under the Deferred Compensation Plan, see the “Non-Qualified Deferred Compensation Table.”

Employees’ Profit Sharing Plan

The NEOs each participate in the II-VI Incorporated Employees’ Profit Sharing Plan (the “Profit Sharing Plan”), which is available to all eligible employees who have met tenure and service requirements. All NEOs participate in the Profit Sharing Plan that covers the Company’s corporate employees. The Profit Sharing Plan also has the features of a 401(k) plan. Under the Profit Sharing Plan, the Company makes a matching contribution to the Profit Sharing Plan based upon the employee’s 401(k) deferred savings. In addition, the Company may make an additional discretionary contribution to the Profit Sharing Plan out of the Company’s operating profits as determined by the Compensation Committee.

For information regarding our contributions to the NEOs’ accounts under the Profit Sharing Plan, see the “Summary Compensation Table.”

Perquisites and Other Benefits

The Company does not provide perquisites or personal benefits to its NEOs.

Employment Agreements

Each of the NEOs has an employment agreement with the Company, terminable by either party on thirty days’ prior written notice, which contains, among other things, provisions for payment of compensation and benefits, and provisions regarding confidentiality, non-competition and assignment of inventions. These provisions are intended to protect the Company from a misuse of confidential information, knowledge and experience by the employee, and to specify the terms of separation, should the employee cease to be employed by the Company. The agreements generally provide for severance payments prior to a change in control of up to nine months base salary for all NEOs, except for Mr. Kramer, whose agreement calls for two times Average Annual Salary (as defined in his employment agreement) and also contain provisions providing for severance upon a change in control. These change in control provisions, however, do not provide for a tax gross-up if severance compensation paid in connection with a change in control transaction is a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”). In fact, they provide for a cut-back of such compensation so that such payments are not “parachute payments” under the Code. The terms of these agreements are more fully described in the section titled “Potential Payments upon Change in Control and Employment Termination.” The change in control provisions of these agreements are provided to reduce personal distractions that might otherwise arise in a change-in-control situation and are in the Company’s opinion consistent with market practice.

The employment agreement with Mr. Kramer was entered into in 2007 in connection with his agreement to serve as Chief Executive Officer of the Company. Mr. Kramer’s agreement was amended and restated in 2008, primarily to make his arrangements comply with Section 409A of the Code. In connection with the execution of Mr. Kramer’s employment agreement in 2007, the Compensation Committee of the Board of Directors accelerated the vesting provisions on all outstanding stock options held by Mr. Kramer as of June 30, 2007. From 2007 to 2011, stock options granted to Mr. Kramer were already fully vested. In May 2012, the Compensation Committee of the Board of Directors discontinued the practice of granting Mr. Kramer fully vested stock options. The stock options that were granted to Mr. Kramer in August 2012 provide for vesting over a five year period, with 20% vesting to occur on each of the first, second, third, fourth and fifth anniversaries of the grant date. Future stock option grants to Mr. Kramer, if any, are expected to provide for the same vesting features.

Messrs. Creaturo and Martinelli entered into employment agreements with the Company in 2008. These agreements include provisions which are designed to protect the Company from a misuse of confidential information, knowledge and experience by the employee, and to specify the terms of separation should the employee cease to be employed by the Company.

Dr. Mattera originally entered into an employment agreement in 2004 in connection with his initial employment with the Company. In 2008, the Company entered into an amended and restated employment agreement with Dr. Mattera. This agreement includes provisions designed to protect the Company from a misuse of confidential information, knowledge or experience by the employee and specifies the terms of separation should Dr. Mattera cease to be employed by the Company.

As noted above, each of these employment agreements are more fully described in the section entitled “Potential Payments upon Change in Control and Employment Termination.”

Tax Considerations

The Committee considers the impact of the applicable tax laws with respect to executive compensation. In certain circumstances, applicable tax laws impose potential penalties on compensation or result in a loss of deduction to the Company for such compensation. Participation in and compensation paid under our plans, contracts and compensation arrangements may result in the deferral of compensation that is subject to the requirements of Section 409A of the Code. While we intend for our plans, contracts and compensation arrangements to be structured and administered in a manner that complies with the requirements of Section 409A, to the extent that our plans, contracts and compensation arrangements fail to meet certain requirements under Section 409A, compensation earned thereunder may be subject to immediate taxation and tax penalties.

With certain exceptions, Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million paid to certain covered employees. Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation.” The Committee reserves the right to provide both market and performance-based compensation to covered employees. Certain awards, such as stock options and performance share awards, are intended to qualify for deduction under Section 162(m). Other types of awards, such as restricted shares, however, may not qualify for the performance-based exception, and therefore may not be deductible under Section 162(m). While the Committee considers the tax impact of any compensation arrangement, it reserves the right to approve non-deductible compensation that is consistent with the overall pay philosophy of the Company. However, the Compensation Committee does not believe that such loss of deductibility would have a material impact on the financial condition of the Company.

Clawback Policy

To further align the interests of the NEOs with those of our shareholders, the Company’s Board of Directors formalized a Clawback Policy in August 2012, which will be triggered in the event of any restatement (a “Restatement”) of the Company’s financial statements due to material non-compliance with any financial reporting requirements promulgated under the federal securities laws. In the event of a Restatement, any current or former executive officer or other employee of the Company (i) who received incentive compensation (cash- or equity-based) based on erroneous financial information provided in the financial statements that were subsequently restated and (ii) whose gross negligence, fraud or misconduct caused or contributed to the noncompliance that resulted in the need for the Restatement, as determined by the Board of Directors in its sole discretion, will be required to reimburse the Company for any incentive compensation received in excess of what they would have received under the Restatement. In addition, if the Board of Directors determines that gross negligence, fraud or misconduct by a current or former executive officer or other employee of the Company caused or contributed to the need for the Restatement, then the Company will also seek to recover from such person, and such person will be required pay to the Company, the net profits realized by such person from any sales of shares of the Company’s Common Stock received as incentive compensation based on the erroneous financial information provided in the financial statements that were subsequently restated.

Compensation Decisions for Fiscal Year 2013

At its August 18, 2012 meeting, the Compensation Committee approved the NEOs’ compensation packages for fiscal year 2013, which included adjustments to the NEOs’ base salaries and the granting of stock options, performance shares and restricted stock.

On August 18, 2012, the following base salary adjustments were made: Mr. Kramer’s base salary increased from $575,000 to $628,000; Mr. Creaturo’s base salary increased from $328,000 to $343,000; Dr. Mattera’s base salary increased from $355,000 to $380,000 and Mr. Martinelli’s base salary increased from $275,000 to $300,000. These salary adjustments were made to align base salaries at the market median of the Company’s Comparator Group.

The performance share awards granted on August 18, 2012 will be earned based on the achievement of specific performance goals established for the twenty-four month period ending June 30, 2014 (the “2012 Performance Period”). Similar to the 2010 Performance Awards and 2011 Performance Awards, these awards include two independent performance components, which are weighted equally: (i) consolidated revenue and (ii) consolidated cash flow from operations.

The Revenue Awards and Cash Flow Awards which make up the 2012 Performance Awards are earned as follows:

•	Achieving 79.99% or less of either or both performance goals earns 0% of the target award for that particular performance goal;

•	Achieving between 80.0% and 99.99% of either or both performance goals earns between 50.0% to 99.99% of the target award for that particular goal;

•	Achieving 100.0% of either or both performance goals earns 100.0% of the target award for that particular performance goal;

•	Achieving between 100.1% and 139.99% of either or both performance goals earns from 100.01% up to 199.99% of the target award for that particular performance goal; and

•	Achieving 140.0% or greater of either or both performance goals earns 200% of the target award for that particular goal.

Payouts will be determined based upon the greater of (i) the actual results for the 2012 Performance Period or (ii) the sum of the deemed payouts for each of the four consecutive six-month periods comprising the 2012 Performance Period, based on predetermined six-month performance goals. Payout of Revenue Awards is not contingent upon payout of Cash Flow Awards and vice versa.

The Revenue Awards and Cash Flow Awards targets for the NEOs for the 2012 Performance Period are as follows:

Named Executive Officer	Revenue Awards	Cash Flow Awards	Fair Value at Target Payout	Fair Value at Maximum Payout
FRANCIS J. KRAMER	15,690 shares	15,690 shares	$594,000	$1,188,000
CRAIG A. CREATURO	6,205 shares	6,205 shares	$235,000	$470,000
VINCENT D. MATTERA, JR.	8,915 shares	8,915 shares	$338,000	$676,000
JAMES MARTINELLI	4,485 shares	4,485 shares	$170,000	$340,000

In addition, on August 18, 2012, the Compensation Committee granted stock options and restricted stock to the NEOs under the 2009 Omnibus Plan. The stock options contain the same features as described in the section titled “Long-Term Equity-Based Compensation – Stock Options,” above and were granted with a strike price $18.93, the closing price of the Company’s stock on August 18, 2012, which is the fair market value on the date of grant. Stock options were granted with a ten year life and provide for vesting over a five year period, with 20% vesting to occur on each of the first, second, third, fourth and fifth anniversaries. Restricted stock was granted subject to our standard three-year cliff vesting schedule. Stock options and restricted stock were granted to the NEOs as follows:

Named Executive Officer	Stock Options Granted	Grant Date Fair Value
FRANCIS J. KRAMER	83,680 shares	$792,000
CRAIG A. CREATURO	33,070 shares	$313,000
VINCENT D. MATTERA, JR.	47,550 shares	$450,000
JAMES MARTINELLI	23,900 shares	$226,000

Named Executive Officer	Restricted Stock Granted	Grant Date Fair Value
FRANCIS J. KRAMER	31,380 shares	$594,000
CRAIG A. CREATURO	12,410 shares	$235,000
VINCENT D. MATTERA, JR.	17,830 shares	$338,000
JAMES MARTINELLI	8,970 shares	$170,000

COMPENSATION COMMITTEE REPORT

The Compensation Committee has:

(1)	reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management; and

(2)	based on the review and discussions referred to in paragraph (1) above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Peter W. Sognefest, Chairman

Joseph J. Corasanti

Wendy F. DiCicco

Marc Y.E. Pelaez

The foregoing report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

COMPENSATION AND RISK

The Company’s compensation programs and policies are designed to motivate and reward our employees and executive officers for their performance during the fiscal year and over the long-term and for taking appropriate business risks. The Compensation Committee periodically reviews our compensation policies and practices to ensure that they do not encourage our executives or other employees to take inappropriate risks. Based on these reviews and a review of the Company’s internal controls, the Compensation Committee and management have concluded that such policies and practices are sound and do not encourage executives or other employees to take excessive risks which would be reasonably likely to have a material adverse effect on the Company.

Our compensation programs for our executives and other employees include the following features, which we believe reduce incentives for excessive risk taking and mitigate incentives to maximize short-term results at the expense of long-term value:

•	Balanced Pay Mix: Our compensation program balances the mix of cash and equity-based compensation and short-term and long-term awards.

•

Mix of Performance Metrics: We do not rely on a single performance metric to determine payouts for performance-based awards. Instead, performance targets are tied to a variety of financial metrics, including, without limitation, return on revenues, earnings growth, revenue growth and cash flow from operations.

•	Calculation and Verification of Performance: Controls are in place to ensure accuracy of calculations as to actual performance against the pre-established performance targets for each award.

•

Stock Ownership Guidelines: As it relates to our executives, this policy requires our CEO to own Company common stock having a value of at least three times his annual base salary and all other executive officers to own Company common stock having a value at least equal to their annual base salary.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

Fiscal Years 2012, 2011 and 2010

The following table summarizes compensation paid to our named executive officers for fiscal years 2012, 2011 and 2010. All footnote references and explanatory statements relate to fiscal year 2012 unless otherwise noted.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
FRANCIS J. KRAMER President and Chief Executive Officer	2012 2011 2010	$575,000 560,000 433,000	$1,420,800 776,004 503,626	$947,200 517,280 403,403	$228,125 1,317,541 806,837	$32,026 30,828 33,060	$3,203,151 3,201,653 2,179,926

CRAIG A. CREATURO Chief Financial Officer and Treasurer	2012 2011 2010	$328,000 297,125 234,500	$640,200 259,230 209,059	$426,800 172,932 108,836	$65,082 461,497 296,890	$27,432 32,288 30,872	$1,487,514 1,223,072 880,157

VINCENT D. MATTERA, JR. Executive Vice President	2012 2011 2010	$355,000 297,500 229,250	$914,830 228,890 193,680	$609,886 152,538 294,137	$90,826 483,915 343,402	$28,147 32,657 28,584	$1,998,689 1,195,500 1,089,053

JAMES MARTINELLI Vice President – Military & Materials Businesses	2012 2011 2010	$275,000 247,000 196,000	$310,800 247,646 193,680	$207,200 184,635 93,457	$80,116 325,387 245,922	$27,851 34,412 25,974	$900,967 1,039,080 755,033

(1)	Represents the aggregate grant date fair value of performance shares and restricted stock issued by the Company during the years presented, computed in accordance with FASB ASC Topic 718. For restricted stock, the grant date fair value was computed based upon the closing price of the Company’s Common Stock on the date of grant multiplied by the number of shares awarded. The grant date fair value of the restricted stock awards reported in this column for fiscal year 2012 were as follows: Mr. Kramer, $710,400; Mr. Creaturo, $320,100; Dr. Mattera, $457,415 and Mr. Martinelli $155,400. For performance shares, the grant date fair value was computed based upon the estimate of aggregate compensation expense to be recognized over the service period, which was calculated based upon the number of shares projected to be earned multiplied by the stock price at the date the performance shares were awarded. The grant date fair value of the performance share awards included in this column was calculated based on the probable outcome of the performance conditions, as determined at the grant date (which was target). The grant date fair value of performance shares for fiscal year 2012 included in this column (measured at target) were as follows: Mr. Kramer, $710,400; Mr. Creaturo, $320,100; Dr. Mattera, $457,415 and Mr. Martinelli, $155,400. If these awards were to be paid out at the maximum amount, the value of these awards would be as follows: Mr. Kramer, $1,065,600; Mr. Creaturo, $480,150; Dr. Mattera, $686,123 and Mr. Martinelli, $233,100.

(2)	Represents the aggregate grant date fair value of stock option awards issued by the Company during the years presented, computed in accordance with FASB ASC Topic 718. Refer to Note 1 to the Company’s Consolidated Financial Statements on Form 10-K for the fiscal year 2012 for the relevant weighted-average assumptions underlying the valuation of the option awards, except that any estimate of forfeitures for service-based conditions have been disregarded. The grant date fair value of stock option awards is based on the Black-Scholes option pricing model. The actual value a named executive officer may realize upon exercise of stock options, if any, will depend on the excess of the stock option price over the grant date fair market value on the date of exercise. As such, there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes model.

(3)	Amounts reflect the cash awards earned by our NEOs under the Company’s Bonus Incentive Plan, the MBO Plan and the GRIP, which are discussed in further detail in the “Compensation Discussion and Analysis” section of this Proxy Statement. Mr. Kramer and Dr. Mattera did not participate in the MBO Plan in fiscal years 2010, 2011 and 2012. Mr. Martinelli did not participate in the MBO Plan in fiscal year 2012. The cash awards earned by Mr. Kramer, Mr. Creaturo, Dr. Mattera and Mr. Martinelli under the Bonus Incentive Plan for fiscal year 2012 were $66,125, $37,721, $40,826 and $31,625, respectively. The cash award earned by Mr. Creaturo under the Management-by-Objective Plan for fiscal year 2012 was $27,361. The cash awards earned by Mr. Kramer, Mr. Creaturo, Dr. Mattera and Mr. Martinelli under the GRIP for fiscal year 2012 were $162,000, $0, $50,000 and $48,491 respectively.

(4)	Amounts reflect premiums paid for life and disability insurance and the Company’s 401(k) and profit sharing contributions under the Company’s Profit Sharing Plan, which is qualified under Section 401 of the Code. Profit sharing contributions made by the Company on behalf of Mr. Kramer, Mr. Creaturo, Dr. Mattera and Mr. Martinelli for fiscal year 2012 were $18,829, $18,829, $18,750 and $18,829, respectively. 401(k) matching contributions made by the Company on behalf of Mr. Kramer, Mr. Creaturo, Dr. Mattera and Mr. Martinelli, for fiscal year 2012 were $8,391 $8,363, $8,365 and $8,470, respectively.

Grants of Plan-Based Awards

Fiscal Year 2012

The following table sets forth each annual incentive cash award and long-term equity-based award granted by the Company to the named executive officers in fiscal year 2012.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)					Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/ Share) (5)	Grant Date Fair Value of Stock and Option Awards (6)
Name		Threshold ($)	Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
FRANCIS J. KRAMER	—	$—	$1,347,000	(i)	$3,239,000	(i)	—	—	—	—	—	$—	$—
	—	$—	$96,025	(ii)	$144,038	(ii)	—	—	—	—	—	$—	$—
	8/20/2011	$—	—		—		20,264	40,528	60,792	—	—	$—	$710,400
	8/20/2011	$—	—		—		—	—	—	40,528	—	$—	$710,400
	8/20/2011	$—	—		—		—	—	—	—	108,070	$17.53	$947,200

CRAIG A. CREATURO	—	$—	$170,000	(i)	$292,500	(i)	—	—	—	—	—	$—	$—
	—	$—	$54,776	(ii)	$82,164	(ii)	—	—	—	—	—	$—	$—
	—	$—	$29,520	(iii)	$44,280	(iii)	—	—	—	—	—	$—	$—
	8/20/2011	$—	—		—		9,132	18,264	27,396	—	—	$—	$320,100
	8/20/2011	$—	—		—		—	—	—	18,264	—	$—	$320,100
	8/20/2011	$—	—		—		—	—	—	—	48,700	$17.53	$426,800

VINCENT D. MATTERA, JR.	—	$—	$254,000	(i)	$313,500	(i)	—	—	—	—	—	$—	$—
	—	$—	$59,285	(ii)	$88,928	(ii)	—	—	—	—	—	$—	$—
	8/20/2011	$—	—		—		13,050	26,100	39,150	—	—	$—	$457,415
	8/20/2011	$—	—		—		—	—	—	26,100	—	$—	$457,415
	8/20/2011	$—	—		—		—	—	—	—	69,600	$17.53	$609,886

JAMES MARTINELLI	—	$—	$193,000	(i)	$298,250	(i)	—	—	—	—	—	$—	$—
	—	$—	$45,925	(ii)	$68,888	(ii)	—	—	—	—	—	$—	$—
	8/20/2011	$—	—		—		4,444	8,888	13,332	—	—	$—	$155,400
	8/20/2011	$—	—		—		—	—	—	8,888	—	$—	$155,400
	8/20/2011	$—	—		—		—	—	—	—	23,700	$17.53	$207,200

(1)	These columns show the range of potential payouts for awards made to our named executive officers in fiscal year 2012 under (i) the GRIP, (ii) the Bonus Incentive Plan and (iii) the MBO Plan assuming the target or maximum goals are satisfied with respect to the applicable performance measures underlying such awards. There was no threshold level of performance established for these awards. The business measurements and performance goals underlying these awards are described in the “Compensation Discussion and Analysis” section of this Proxy Statement. Mr. Kramer, Dr. Mattera and Mr. Martinelli did not receive any awards under the MBO Plan for fiscal 2012. The aggregate amounts actually paid to our named executive officers under these plans for fiscal year 2012 are set forth in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation” and additional details regarding the specific payouts under each of the various plans are provided in the footnotes thereto.

(2)	These columns show the range of payouts of performance share awards granted to our named executive officers in fiscal year 2012 under the 2009 Omnibus Plan if threshold, target or maximum goals are achieved. Please see the section of this Proxy Statement titled “Long-Term Incentive Compensation—Performance Share Awards” in the “Compensation Discussion and Analysis” section of this Proxy Statement for additional information regarding our performance share awards.

(3)	This column shows the number of restricted stock awards granted to our named executive officers in fiscal year 2012 under the 2009 Omnibus Plan. These awards are subject to our standard three-year cliff-vesting schedule.

(4)	This column shows the number of stock options granted to our named executive officers in fiscal year 2012 under the 2009 Omnibus Plan. Other than those granted to Mr. Kramer, the options vest over a five year period, with 20% vesting to occur on each of the first, second, third, fourth and fifth anniversaries of the grant date. The options granted to Mr. Kramer were fully vested at grant pursuant to the terms of his employment agreement. In May 2012, the Compensation Committee discontinued its practice of granting fully vested stock options to Mr. Kramer.

(5)	This column shows the exercise price for the stock options granted to our named executive officers in fiscal year 2012, which is equal to the closing market price of our Common Stock on the grant date.

(6)	This column shows the full grant date fair value of the stock and option awards reported in this table, which were computed in accordance with FASB ASC Topic 718. Generally, the full grant date fair value of an award is the amount the Company would expense in its financial statements over the award’s vesting period as determined at the grant date. The performance share grant date fair value is based on a value of $17.53 per share, which was the closing price of Common Stock on the grant date multiplied by the number of shares underlying the award at the target level. The restricted stock award grant date fair value is based on a value of $17.53 per share, which was the closing price of Common Stock on the grant date multiplied by the number of shares underlying the award. Refer to Note 1 to the Company’s Consolidated Financial Statements on Form 10-K for fiscal year 2012 for the relevant weighted-average assumptions underlying the valuation of the option awards, except that any estimate of forfeitures for service-based conditions have been disregarded.

Outstanding Equity Awards

As of Fiscal Year End June 30, 2012

This table summarizes the long-term equity-based awards held by our named executive officers which were outstanding as of June 30, 2012.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
FRANCIS J. KRAMER						—	—	20,264	$337,801
						71,848	$1,197,706	—	—
	40,000	—		$3.23	8/09/2012	—	—	—	—
	28,000	—		$8.44	8/13/2014	—	—	—	—
	50,000	—		$9.55	2/24/2015	—	—	—	—
	18,000	—		$10.37	8/12/2016	—	—	—	—
	8,300	—		$10.54	8/31/2016	—	—	—	—
	35,200	—		$13.89	8/11/2017	—	—	—	—
	41,850	—		$23.50	8/16/2018	—	—	—	—
	68,200 61,380 108,700	— — —	$ $ $	12.08 16.86 17.53	8/15/2019 8/21/2020 8/20/2021	— — —	— — —	— — —	— — —

CRAIG A. CREATURO						—	—	9,132	$152,230
						34,254	$571,014	—	—
	12,000	—		$8.80	9/19/2015	—	—	—	—
	12,000	—		$10.37	8/12/2016	—	—	—	—
	6,560	1,640		$13.89	8/11/2017	—	—	—	—
	6,750	4,500		$23.50	8/16/2018	—	—	—	—
	7,360 4,104 —	11,040 16,416 48,700	$ $ $	12.08 16.86 17.53	8/15/2019 8/21/2020 8/20/2021	— — —	— — —	— — —	— — —

VINCENT D. MATTERA, JR.						—	—	13,050	$217,544
						41,190	$686,637	—	—
	8,070	—		$6.60	2/11/2014	—	—	—	—
	20,000	—		$8.44	8/13/2014	—	—	—	—
	24,000	—		$9.36	2/11/2015	—	—	—	—
	12,000	—		$8.80	9/19/2015	—	—	—	—
	12,000	—		$10.37	8/12/2016	—	—	—	—
	5,600	1,400		$13.89	8/11/2017	—	—	—	—
	6,400	1,600		$18.35	5/3/2018	—	—	—	—
	5,670	3,780		$23.50	8/16/2018	—	—	—	—
	6,320	9,480		$12.08	8/15/2019	—	—	—	—
	11,600 3,620 —	17,400 14,480 69,600	$ $ $	13.17 16.86 17.53	2/21/2020 8/21/2020 8/20/2021	— — —	— — —	— — —	— — —

JAMES MARTINELLI						—	—	4,444	$74,081
						24,998	$416,717	—	—
	16,000	—		$8.44	8/13/2014	—	—	—	—
	12,000	—		$8.80	9/19/2015	—	—	—	—
	6,000	—		$10.37	8/12/2016	—	—	—	—
	5,600	1,400		$13.89	8/11/2017	—	—	—	—
	16,000	4,000		$18.35	5/3/2018	—	—	—	—
	5,670	3,780		$23.50	8/16/2018	—	—	—	—
	6,320 3,096 800 —	9,480 12,384 3,200 23,700	$ $ $ $	12.08 16.86 25.90 17.53	8/15/2019 8/21/2020 2/12/2021 8/20/2021	— — — —	— — — —	— — — —	— — — —

(1)	This column shows the number of stock options outstanding as of June 30, 2012. Generally, options vest over a five year period, with 20% vesting occurring on each of the first, second, third, fourth and fifth anniversaries of the grant date except for those stock options issued to Mr. Kramer prior to May 2012, which were fully vested at grant pursuant to the terms of his employment agreement. The Compensation Committee eliminated the practice of granting fully vested options to Mr. Kramer in May 2012.

(2)	This column shows the number of restricted shares outstanding as of June 30, 2012. These awards are subject to our standard three-year cliff-vesting schedule. For Mr. Kramer, 8,300 restricted shares vested in August 2012, 23,020 restricted shares vest in August 2013 and 40,528 restricted shares vest in August 2014. For Mr. Creaturo, 8,300 restricted shares vested in August 2012, 7,690 restricted shares vest in August 2013 and 18,264 restricted shares vest in August 2014. For Dr. Mattera, 8,300 restricted shares vested in August 2012, 6,790 restricted shares vest in August 2013 and 26,100 restricted shares vest in August 2014. For Mr. Martinelli, 8,300 restricted shares vested in August 2012, 5,810 restricted shares vest in August 2013, 2,000 restricted shares vest in February 2014 and 8,888 restricted shares vest in August 2014.

(3)	These values are based on the closing market price of the Company’s Common Stock on June 30, 2012 of $16.67 per share.

(4)	This column shows the number of unvested performance shares outstanding as of June 30, 2012 and consist of shares underlying the 2011 Performance Awards and 2012 Performance Awards. The number of shares included for each of the 2011 Performance Awards and 2012 Performance Award are based on achieving performance goals at the target.

Option Exercises and Stock Vested

In Fiscal Year 2012

The following table provides information related to (1) stock option exercised by our named executive officers in fiscal year 2012, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of performance share awards and the value realized, before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired Upon Vesting (#)	Value Realized Upon Vesting ($) (2)
FRANCIS J. KRAMER	—	$—	50,100	$835,167
CRAIG A. CREATURO	—	—	13,500	225,045
VINCENT D. MATTERA, JR.	10,000	170,373	11,550	192,539
JAMES MARTINELLI	24,000	488,070	11,550	192,539

(1)	The value realized on exercise of option awards represents the difference between the market price of the underlying stock at exercise and the exercise price of the options multiplied by the number of shares underlying the option exercised.

(2)	The value realized upon vesting of the 2010 Performance Awards represents the closing price of $16.67 per share on June 30, 2012 multiplied by the number of shares acquired upon vesting. These performance shares were deemed earned as of June 30, 2012, but not physically received until August 2012.

Non-Qualified Deferred Compensation

for Fiscal Year 2012

This table provides information regarding executive contributions to, and aggregate earnings under, the Deferred Compensation Plan for our named executive officers as of and for the fiscal year ended 2012.

Name	Executive Contributions FY2012 ($) (1)	Registrant Contributions FY2012	Aggregate Earnings (Loss) in FY2012 ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at June 30, 2012 ($) (3)
FRANCIS J. KRAMER	$1,191,777	$—	$(548,234)	$—	$3,237,273
CRAIG A. CREATURO	220,729	—	(223,875)	—	667,577
VINCENT D. MATTERA, JR.	248,274	—	(87,238)	—	705,426
JAMES MARTINELLI	254,407	—	(438,768)	—	1,552,210

(1)	Eligible participants can elect to defer up to 100% of awards made under the Company’s GRIP and performance share and restricted stock awards.

For Mr. Kramer, the amount reported in this column includes $356,610 received as incentive compensation under the GRIP and deferred pursuant to the terms of the Deferred Compensation Plan (which amount is reflected in the Summary Compensations Table for 2011) and performance shares with a market value of $835,167, calculated using a closing price of $16.67 per share on June 30, 2012, which were awarded under the 2009 Omnibus Plan and deferred at the time of vesting pursuant to the terms of the Deferred Compensation Plan (which awards were reflected in the Summary Compensation Table for 2010).

For Mr. Creaturo, the amount reported in this column includes $108,206 received as incentive compensation under the GRIP and deferred pursuant to the terms of the Deferred Compensation Plan (which amount is reflected in the Summary Compensations Table for 2011) and performance shares with a market value of $112,523, calculated using a closing price of $16.67 per share on June 30, 2012, which were awarded under the 2009 Omnibus Plan and deferred at the time of vesting pursuant to the terms of the Deferred Compensation Plan (which awards were reflected in the Summary Compensation Table for 2010).

For Dr. Mattera, the amount reported in this column includes $103,862 received as incentive compensation under the GRIP and deferred pursuant to the terms of the Deferred Compensation Plan (which amount is reflected in the Summary Compensations Table for 2011) and performance shares with a market value of $144,412, calculated using a closing price of $16.67 per share on June 30, 2012, which were awarded under the 2009 Omnibus Plan and deferred at the time of vesting pursuant to the terms of the Deferred Compensation Plan (which awards were reflected in the Summary Compensation Table for 2010).

For Mr. Martinelli, the amount reported in this column includes $61,868 received as incentive compensation under the GRIP and deferred pursuant to the terms of the Deferred Compensation Plan (which amount is reflected in the Summary Compensations Table for 2011) and performance shares with a market value of $192,539, calculated using a closing price of $16.67 per share on June 30, 2012, which were awarded under the 2009 Omnibus Plan and deferred at the time of vesting pursuant to the terms of the Deferred Compensation Plan (which awards were reflected in the Summary Compensation Table for 2010).

(2)	Aggregate earnings include interest, dividends, capital gains (losses) and unrealized appreciation (depreciation) in the individual investments. The Deferred Compensation Plan is administered by a third party and provides for investment options similar to those under the Profit Sharing Plan with the exception that amounts under the Deferred Compensation Plan may be invested in the Company’s Common Stock. Performance share awards, restricted stock awards and other amounts that are deferred into the Company’s Common Stock must remain invested in the Company’s Common Stock and must be paid out in shares of Company’s Common Stock upon a qualifying distribution event.

(3)	All amounts shown in this column are reported for fiscal year 2012 or reported for previous fiscal years in the Summary Compensation Table, other than earnings or deferred amounts (which for this plan, are not required to be reported) and other than the difference between the actual value of performance share awards at payout and the fair value of performance share awards as reported for the year in which such awards were granted.

Potential Payments upon Change in Control and Employment Termination

Stock Option and Performance Share Awards

Pursuant to the terms of the 2009 Omnibus Plan, the Company’s stock option, performance share and restricted share awards vest immediately prior to a change in control. Stock option, performance share and restricted stock awards also vest in the event of death, disability or retirement, although performance awards only vest in the event of death, disability or retirement to the extent earned on a pro-rata basis for the months employed relative to the performance period. In all other circumstances, the awards terminate upon termination of employment.

The following table sets forth for each of the NEOs the dollar amount that such NEO would have been entitled to receive as a result of the acceleration of unvested stock options, performance shares and restricted stock caused by (i) a change in control of the Company and (ii) the death, disability or retirement of the NEO, assuming the triggering event occurred on June 30, 2012. The values shown are calculated based on the closing price of the Company’s Common Stock on June 30, 2012 of $16.67 per share and, for stock options, are calculated based on the difference between the exercise price of the unvested options and $16.67.

Named Executive Officer	Acceleration of Unvested Stock Options, Performance Shares and Restricted Stock Upon Change in Control ($)	Acceleration of Unvested Stock Options, Performance Shares and Restricted Stock Upon Death, Disability or Retirement ($)
FRANCIS J. KRAMER	$1,535,507	$1,197,706
CRAIG A. CREATURO	$778,541	$626,310
VINCENT D. MATTERA, JR.	$1,012,627	$795,084
JAMES MARTINELLI	$538,258	$464,176

Employment Agreements – Named Executive Officers

The following is an overview of the employment agreements the Company has entered into with its NEOs along with common definitions and terms applicable to all the employment agreements noted below.

Named Executive Officer	Employment Agreement Date
FRANCIS J. KRAMER	September 19, 2008
CRAIG A. CREATURO	September 19, 2008
VINCENT D. MATTERA, JR.	September 19, 2008
JAMES MARTINELLI	September 19, 2008

Common Definitions and Terms Used in the NEOs’ Employment Agreements

The following definitions and terms are used in all of the NEOs’ employment agreements:

•

“Cause” means a determination by our Board of Directors, in the exercise of its reasonable judgment, that any of the following has occurred: (i) the willful and continued failure by the NEO to perform his duties and responsibilities with us under the agreement (after notice and a 30-day cure period); (ii) the willful engaging by the NEO in any act which is materially damaging to us; (iii) the conviction of an NEO, or a plea of “guilty” or “no contest” to a felony or a criminal offense involving fraud, dishonesty or other moral turpitude; (iv) any material breach by an NEO of the terms of the agreement or any other written agreement between the NEO and the Company relating to proprietary information, confidentiality, non-competition or non-solicitation; or (v) the engaging by the NEO in any intentional act of dishonesty resulting or intended to result, directly or indirectly, in personal gain to the NEO at the Company’s expense.

•

“Change in Control” means (i) the Company is merged or consolidated with another entity and following such transaction (A) the persons who were our shareholders immediately prior to such a transaction have less than a majority of the Company’s voting power or the entity owning or controlling us or (B) individuals who comprise our Board of Directors immediately prior to such transactions cease to be at least a majority of the members of our Board of Directors or of an entity controlling us; or (ii) a majority of our assets are sold or otherwise transferred to another corporation not controlled by or under common control with us or to a partnership, firm, entity or individuals not so controlled; or (iii) a majority of members of our Board of Directors consists of persons who were not nominated for election by or on behalf of our Board of Directors or with their concurrence; or (iv) a single person, or a vote of persons, obtains voting control over a majority of our outstanding shares; provided, however, that a change in control will not have occurred as a result of any transaction in which Dr. Johnson, and/or his affiliates, including the II-VI Foundation, directly or indirectly, acquire more than a majority of our assets or stock or of an entity controlling us.

•

“Good Reason” means without the NEO’s express written consent: (i) a material reduction of the NEO’s employment responsibilities; (ii) a material reduction by the Company of the NEO’s eligibility for total annual compensation; (iii) a material increase in the amount of the NEO’s business travel which produces a constructive relocation of the NEO; (iv) a material reduction by the Company of the level of employee benefits with the result of overall benefits being significantly reduced; or (v) the relocation of the NEO to a facility or a location more than fifty (50) miles from the Saxonburg, Pennsylvania facility.

Employment Agreement – Mr. Kramer

Mr. Kramer’s employment agreement provides for a current annual base salary of $575,000 with the potential to earn cash bonuses and other bonuses in the discretion of the Compensation Committee. The agreement also provides Mr. Kramer with other benefits which are routinely provided to the employees of the Company, including participation in the 2009 Omnibus Plan.

If Mr. Kramer’s employment is terminated as a result of death or permanent disability, the Company will pay to him or his representatives his annual base salary through the last day of the fiscal year in which the date of death or disability occurs and bonuses that would have been paid to him had he remained employed by the Company. Any such payments shall be made not later than the 15th day of the third month following the Company’s fiscal year in which Mr. Kramer dies or becomes totally disabled. In the event that Mr. Kramer terminates employment other than for Good Reason, he will receive accrued salary and bonuses on a pro-rata basis to the date of termination.

If the Company terminates his employment without Cause or if Mr. Kramer terminates employment for Good Reason, except when such termination is coincident with or within an eighteen (18) month period following the occurrence of a Change in Control, after Mr. Kramer’s execution of a release, the Company will pay to him severance in an amount equal to two (2) multiplied by his Average Annual Income. Average Annual Income for such payment is the sum of his annual base pay and annual cash bonuses for the preceding three (3) fiscal years divided by three (3). The severance will be paid no later than sixty (60) days after the date of termination after the expiration of any applicable revocation periods set forth in the release. The Company also will pay the premiums for health insurance coverage for a period of up to eighteen (18) months and also will pay, no later than 60 days after the date of termination, a lump sum cash payment of $15,000 in order to cover the cost of post-termination benefit coverage and expenses associated with seeking another employment position.

If Mr. Kramer’s employment is terminated by the Company without Cause or by him for Good Reason, and such termination is coincident with or within the eighteen (18) month period following the occurrence of a Change in Control, after his execution of a release, the Company will pay to him severance in an amount equal to 2.99 multiplied by his Average Annual Income. Average Annual Income for this calculation is the sum of his annual base pay and annual cash incentive awards for the preceding five (5) fiscal years divided by five (5). The severance will be paid in a lump sum, no later than sixty (60) days after the date of termination. The Company will pay the premiums for health insurance coverage for a period of up to eighteen (18) months and shall also pay, no later than sixty (60) days after the date of termination, a lump sum cash payment of $40,000 in order to cover the cost of post-termination benefit coverage and expenses associated with seeking another employment position.

If the Company determines that part or any of the compensation to be paid to Mr. Kramer would constitute “parachute payments” under Section 280G of the Code, with the aggregate present value of the parachute payments and any other compensatory amounts (collectively, the “parachute amounts”) exceeding 2.99 times his base amount (as determined under Section 280G), then such amounts will be reduced to the extent necessary so that the parachute amount is equal to 2.99 times his base amount.

In addition to the termination payment described above, the Company has also agreed to provide Mr. Kramer with life insurance coverage in an amount equal to two (2) times his annual base salary and to provide long-term disability benefits equal to 60% of his annual base salary in excess of $200,000 until the age of 66 as a supplemental disability benefit.

Mr. Kramer is also subject to the terms of an employee invention, confidentiality, two (2)-year non-solicitation and non-competition agreement with the Company that survives the termination of Mr. Kramer’s employment. If he engages in activities that violate these covenants, he will have no right to any unpaid severance benefits.

The following table summarizes the estimated severance payments that Mr. Kramer would have been entitled to receive assuming that a termination of his employment occurred as of June 30, 2012 under any of the circumstances described below.

Payments	Termination For Death or Disability or for Good Reason (No Change in Control)	Termination With Cause	Termination Without Cause (Or for Good Reason No Change in Control)	Termination Without Cause or for Good Reason (After Change in Control)
Cash Severance	$—	$—	$2,614,000	$3,253,000
Health Benefits	$—	$—	$14,400	$14,400
Life Insurance	$—	$—	$3,222	$3,222
Post-termination Benefits	$—	$—	$15,000	$40,000

	$—	$—	$2,646,622	$3,310,622

Employment Agreements – Dr. Mattera, Mr. Creaturo and Mr. Martinelli

An amended and restated employment agreement has been entered into with Dr. Mattera and employment agreements have been entered into with Messrs. Creaturo and Martinelli, which provide for their current annual base salaries of $355,000, $328,000 and $275,000, respectively, and the potential to earn cash bonuses and other bonuses in the discretion of the Compensation Committee. The agreements also provide each of these NEOs with other benefits which are routinely provided to the employees of the Company including participation in the 2009 Omnibus Plan and bonus plans.

If employment of any of these NEOs is terminated by the Company except when such termination is coincident with or within an eighteen (18) month period following the occurrence of a Change in Control, and other than a termination for Cause, after such NEO’s execution of a release, the Company will pay to the NEO severance in an amount equal to nine (9) months of the monthly salary which the NEO is receiving at the time of separation. The severance will be paid no later than sixty (60) days after the date of termination. The Company also will pay the premiums for health insurance coverage for a period of up to nine (9) months.

If any of these NEO’s employment is terminated by the Company without Cause or by him for Good Reason, and such termination is coincident with or within the eighteen (18) month period following the occurrence of a Change in Control, after execution of a release, the Company will pay to the NEO severance in an amount equal to 2.99 multiplied by his Average Annual Income. Average Annual Income for this calculation is the sum of his annual base pay and annual cash incentive awards for the preceding five (5) fiscal years divided by five (5). The severance will be paid in a lump sum, no later than sixty (60) days after the date of termination. The Company will pay the premiums for health insurance coverage for a period of up to eighteen (18) months and shall also pay, no later than sixty (60) days after the date of termination, a lump sum cash payment of $20,000 in order to cover the cost of post-termination benefit coverage and expenses associated with seeking another employment position.

If the Company determines that any of the compensation to be paid to any of these NEOs would constitute “parachute payments” under Section 280G of the Code, with the aggregate present value of the parachute payments and any other compensatory amounts (collectively, the “parachute amounts”) exceeding 2.99 times their base amount (as determined under Section 280G), then such amounts will be reduced to the extent necessary so that the parachute amount is equal to 2.99 times his base amount.

The following tables summarize the estimated severance payments that Dr. Mattera, and Messrs. Creaturo and Martinelli would have been entitled to receive assuming that a termination of their employment occurred as of June 30, 2012 under any of the circumstances described below.

Vincent D. Mattera, Jr.

Payments	Termination For Death or Disability	Termination With Cause	Termination Without cause (No Change of Control)	Termination Without Cause or for Good Reason (After Change of Control)
Cash Severance	$—	$—	$266,000	$1,651,000
Health Benefits	$—	$—	$6,750	$13,500
Post-termination benefits	$—	$—	$—	$20,000

	$—	$—	$272,750	$1,684,500

Craig A. Creaturo

Payments	Termination For Death or Disability	Termination With Cause	Termination Without cause (No Change of Control)	Termination Without Cause or for Good Reason (After Change of Control)
Cash Severance	$—	$—	$246,000	$1,468,000
Health Benefits	$—	$—	$8,100	$16,200
Post-termination benefits	$—	$—	$—	$20,000

	$—	$—	$254,100	$1,504,200

James Martinelli

Payments	Termination For Death or Disability	Termination With Cause	Termination Without cause (No Change of Control)	Termination Without Cause or for Good Reason (After Change of Control)
Cash Severance	$—	$—	$206,000	$1,260,000
Health Benefits	$—	$—	$8,100	$16,200
Post-termination benefits	$—	$—	$—	$20,000

	$—	$—	$214,100	$1,296,200

ADVISORY VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION

(PROPOSAL 3)

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended, we are providing our shareholders with an opportunity to approve on a non-binding advisory basis, the compensation paid to our named executive officers as disclosed in this Proxy Statement. This “Say on Pay” vote is not intended to address any specific item of compensation, but rather the overall compensation paid to our named executive officers in fiscal year 2012 as well as our compensation philosophy, policies and practices disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis section of this proxy statement, the Summary Compensation Table and the related compensation tables and narrative following the Compensation Discussion and Analysis section.

As described in the Compensation Discussion and Analysis section that begins on page 20 of this Proxy Statement, we believe that our executive compensation program is designed to support the company’s long-term success by achieving the following objectives:

•	Attracting and retaining talented senior executives,

•	Tying executive pay to company and individual performance,

•	Supporting our annual and long-term business strategies, and

•	Aligning executives’ interests with those of our shareholders.

We urge shareholders to read the Compensation Discussion and Analysis, as well as the Summary Compensation Table and the related compensation tables and narrative follow following the Compensation Discussion and Analysis section. This information provides detailed information regarding our executive compensation program, policies and processes, as well as the compensation paid to our named executive officers.

The Board of Directors requests that shareholders approve the follow advisory resolution which is designed to demonstrate our shareholders’ approval of the compensation paid to our named executive officers in fiscal 2012:

RESOLVED, that the shareholders of II-VI Incorporated (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers described in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables and narrative in the Proxy Statement for the Company’s 2012 Annual Meeting of Shareholders.

Because this vote is advisory, it will not be binding upon the Board of Directors or the Compensation Committee. However, the Compensation Committee will take the outcome of the vote into account when considering future executive compensation arrangements.

The Board of Directors of the Company unanimously recommends a vote FOR the Company’s executive compensation.

APPROVAL OF THE II-VI INCORPORATED 2012 OMNIBUS INCENTIVE PLAN

(PROPOSAL 4)

On August 17, 2012, upon recommendation of the Compensation Committee, the Board of Directors unanimously adopted, subject to approval of the shareholders of the Company, the Company’s 2012 Omnibus Incentive Plan (the “2012 Plan”). The shareholders will be asked to vote on a proposal to approve the 2012 Plan which provides for the grant of stock options, stock appreciation rights, restricted shares, restricted share units, deferred shares, performance shares and/or performance units in the aggregate not to exceed 1,900,000 shares of Common Stock and/or performance units. Up to an additional 5,438,548 shares of Common Stock may be added to the 2012 Plan from the forfeiture of outstanding options granted under the 2009 Omnibus Plan. If the 2012 Plan is approved by shareholders, no further awards will be made under the Company’s 2009 Omnibus Plan.

The Board of Directors has concluded that the 2012 Plan is necessary in order to maintain the availability of incentive and rewards as a vehicle for securing the advantages of incentive and the sense of proprietorship inherent in stock ownership with respect to directors, officers, key employees, consultants and independent contractors who are responsible for the Company’s continued growth, development and future success and assisting the Company’s efforts to recruit, retain and motivate high-quality employees. Accordingly, the Board of Directors believes that adoption of the 2012 Plan is in the best interests of the Company and its shareholders.

The benefits that will be awarded or paid under the 2012 Plan are not currently determinable. Awards granted under the 2012 Plan are within the discretion of the Compensation Committee, and the Compensation Committee has not determined future awards or who might receive them. Because our executive officers and directors will be eligible to receive awards under the 2012 Long-Term Incentive Plan, they may be deemed to have a personal interest in the adoption of this proposal.

The affirmative vote of a majority of the total outstanding shares of Common Stock that are present in person or by proxy at the Annual Meeting and entitled to vote on this proposal is required to approve the 2012 Plan.

The Board of Directors of the Company unanimously recommends a vote FOR the approval of the II-VI Incorporated 2012 Omnibus Incentive Plan.

Summary Plan Description

The following summary description is not a complete statement of the 2012 Plan and is qualified in its entirety by reference to the full text of the 2012 Plan, a copy of which is attached hereto as Exhibit A.

Administration. The 2012 Plan is to be administered by the Compensation Committee or its successor (the “Plan Administrator”), provided that the Board of Directors may at any time act as the administrator of the 2012 Plan. Subject to the terms of the 2012 Plan and applicable law, the Plan Administrator will have full power and discretionary authority to decide all matters relating to the administration and interpretation of the 2012 Plan, including without limitation the authority to make determinations with respect to the persons who shall be granted awards under the 2012 Plan, as well as the amount, timing and conditions of such awards.

Delegation. Except to the extent prohibited by applicable law or regulation, the Compensation Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may revoke any such allocation at any time. The Compensation Committee may also, except to the extent prohibited by applicable law or regulation, delegate all or any portion of its ministerial responsibilities under the 2012 Plan to any person or persons selected by it, and may revoke such delegation at any time and may, with respect to participants whom the Compensation Committee determines are not likely to be subject to Code Section 162(m), delegate to one or more officers of the Company the authority to grant awards to participants who are not directors or executive officers of the Company, provided that the Committee must have fixed the total number of shares subject to such awards.

Awards Available. Awards under the 2012 Plan may be in the form of stock options, stock appreciation rights, restricted shares, restricted share units, deferred shares, performance shares or performance units in any combination thereof. The maximum number of shares as to which awards may be granted under the 2012 Plan is 1,900,000 shares of Common Stock. Up to an additional 5,438,548 shares of Common Stock may be added to the 2012 Plan from the forfeiture of outstanding options granted under the 2009 Omnibus Plan. This reserved share amount is subject to adjustments by the Plan Administrator as provided in the 2012 Plan for stock splits, stock dividends, recapitalization and other similar transactions or events. Shares of Common Stock issued under the 2012 Plan may be shares of original issuance, shares held in treasury or shares that have been reacquired by the Company.

Eligibility. Employees of the Company and its subsidiaries, nonemployee directors and consultants may be selected by the Plan Administrator to receive awards under the 2012 Plan. The benefits or amounts that may be received by or allocated to participants under the 2012 Plan will be determined at the discretion of the Plan Administrator.

Types of Awards

1.	Stock Options. Stock options entitle the optionee to purchase shares of Common Stock of the Company at a price equal to or greater than the fair market value per share on the date of grant. Options may be either incentive stock options or nonqualified stock options, provided that only employees may be granted incentive stock options. No stock option may be exercised more than 10 years from the date of grant.

2.	Stock Appreciation Rights. Stock appreciation rights represent the right to receive an amount, determined by the Plan Administrator and expressed as a percentage not exceeding 100%, of the difference between the “base price” established for such rights and the fair market value of the Company’s Common Stock on the date the rights are exercised. The base price must not be less than the fair market value of the Company’s Common Stock on the date the right is granted. The Plan Administrator may grant “tandem” stock appreciation awards in connection with an option or “free-standing” stock appreciation awards unrelated to an option. No stock appreciation right may be exercised more than 10 years from the date of grant.

3.	Restricted Shares and Restricted Share Units. An award of restricted shares involves the immediate transfer by the Company to a participant of a specific number of shares of Common Stock in consideration for the performance of services. An award of restricted share units represents the right to receive either (as the Plan Administrator determines) a specific number of shares of Common Stock or cash or other consideration equal to the fair market value of a share of Common Stock, as determined in accordance with the terms of the 2012 Plan. Restricted shares and restricted share units issued by the Company will be issued subject to certain terms, conditions and restrictions described in the applicable award agreements evidencing such awards including, but not limited to, the recipient’s continued employment or performance of services for the Company. A recipient of restricted shares is immediately entitled to voting, dividend and other ownership rights in such shares, subject to the discretion of the Plan Administrator. The Plan Administrator may, in its sole discretion, also grant dividend equivalents to restricted share unit recipients, which may either be paid or distributed when accrued or be deemed to have been reinvested in additional shares of Common Stock.

4.	Deferred Shares. An award of deferred shares represents the right to receive a specific number of shares of Common Stock at the end of a specified deferral period. During the deferral period, the participant is not entitled to vote or receive dividends on the shares of Common Stock subject to the award, but the Plan Administrator may provide for the payment of dividend equivalents on a current or deferred basis.

5.	Performance Shares and Performance Units. A performance share is the equivalent of one share of Common Stock, and a performance unit is the equivalent of $1.00. Each grant will specify one or more performance objectives that must be achieved within a specified period (the “performance period”) in order for the performance shares to be earned. If by the end of the performance period the participant has achieved the specified performance objectives, the participant will be deemed to have fully earned the performance shares or performance units (at or above the target level based upon the actual performance, as determined in accordance with a predetermined formula). If the participant has not achieved the level of acceptable achievement, the participant may be deemed to have partly earned the performance shares or performance units in accordance with a predetermined formula. To the extent earned, the performance shares or performance units will be paid to the participant at the time and in the manner determined by the Plan Administrator.

Performance Objectives. The 2012 Plan provides that grants of performance shares, performance units or, when determined by the Plan Administrator, options, deferred shares, restricted stock or other stock-based awards may be made based upon “performance objectives.” Performance objectives applicable to awards that are intended to be exempt from the limitations of Code Section 162(m) are limited to specified levels of or increases in the Company’s or subsidiary’s return on equity, diluted earnings per share, total earnings, earnings growth, return on capital, return on assets, earnings before interest and taxes, sales, sales growth, gross revenue, gross margin return on investment, increase in the fair market value of the Company’s common stock, share price (including but not limited to, growth measures and total stockholder return), operating profit, net earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on investment (which equals net cash flow divided by total capital), inventory turns, financial return ratios, total return to shareholders, market share, earnings measure/ratios, economic value added (EVA), balance sheet measurements such as receivable turnover, internal rate of return, increase in net present value or expense targets, “Employer of Choice” or similar survey results, customer satisfaction surveys and productivity. Performance criteria may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies or by a financial market index. If the Plan Administrator determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances or individual performance renders the performance objectives unsuitable, the Plan Administrator may modify upward or downward the performance objectives or the related minimum acceptable level of achievement, in whole or in part, as the Plan Administrator deems appropriate and equitable; provided, however, that (i) no such adjustment may be authorized to the extent that such authority would be inconsistent with the 2009 Plan or any award meeting the requirements (or an applicable exception thereto) of Section 162(m), Section 409A or other applicable statutory provision; and (ii) in the case of a Qualified Performance-Based Award, the Plan Administrator shall not use its discretionary authority to increase any award that is intended to be performance-based compensation under Section 162(m) of the Code.

Transferability. No awards granted under the 2012 Plan or any right thereto will be assignable or transferable by a participant except by will or by the laws of descent and distribution any options or stock appreciation rights issued under the 2012 Plan will be exercisable only during the participant’s lifetime, by the recipient only or, in the event of such person’s legal incapacity, by such person’s guardian or legal representative acting in a fiduciary capacity on behalf of such person under state law.

Deferred Payment of Awards. The Plan Administrator may permit participants to elect to defer the issuance of shares of Common Stock or the settlement of awards in cash under the 2012 Plan pursuant to such rules, procedures or programs as it may establish for purposes of the 2012 Plan. In the case of restricted shares, the deferral may be effected by the participant’s agreement to forego or exchange such person’s award and receive an award of deferred shares. The Plan Administrator may also provide that deferred settlements include the payment or crediting of interest on the deferral amounts, or the payment or crediting of dividend equivalents where the deferral amounts are denominated in shares of Common Stock.

Plan Adjustments. In the event a dividend (other than a regular cash dividend), stock split, combination or exchange of shares, recapitalization or other change in the capital structure of the Company, merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, or other similar corporate transaction or event occurs which affects the shares of the Company such that the Plan Administrator determines that an adjustment is necessary to prevent dilution or enlargement of the benefits or potential benefits to participants intended to be made available under the 2012 Plan, then the Plan Administrator will have the authority to make certain equitable adjustments to the 2012 Plan and awards made thereunder, including the authority to adjust: (i) the number of shares covered by outstanding awards; (ii) the prices per share applicable to options and stock appreciation rights granted thereunder; or (iii) the kind of shares covered by the 2012 Plan (including shares of another issuer). Moreover, in the event of any such transaction or event, the Plan Administrator may provide in substitution for any or all outstanding awards under the 2012 Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may cancel all awards in exchange for such alternative consideration. The Plan Administrator may not, however, make any adjustments to the 2012 Plan which would compromise the plan’s compliance with Sections 422(b)(1), 162(m) and/or 409A of the Code.

Plan Amendment. The 2012 Plan may be amended from time to time by the Board of Directors; provided however, that the Board of Directors may not, without the approval of the Company’s shareholders, increase the number of shares available under the plan, increase the maximum number of shares underlying awards which may be issued to a single participant in any one calendar year or institute any amendments to the plan which would permit additional awards to be issued under the 2009 Omnibus Plan or otherwise affect the provisions of the plan dealing with the forfeiture of unexercised options granted under the 2009 Omnibus Plan or the 2012 Plan (unless such amendment is deemed necessary to reflect an adjustment made in order to prevent dilution). The Board may condition any amendment on the approval of the Company’s shareholders, if such approval is necessary or deemed advisable with respect to the applicable listing or other requirements of a national securities exchange or other applicable laws, policies or regulations. The Plan Administrator may also amend or modify the plan and/or any outstanding awards issued thereunder in order to conform the provisions of the Plan or such awards with Section 409A of the Code, regardless of whether such modification, amendment or termination of the Plan will adversely affect the rights of a participant under the Plan or an award agreement.

Plan Termination. The 2012 Plan will terminate on the tenth anniversary of the date it is approved by shareholders or, if earlier, the date on which the Board adopts a resolution terminating the plan, and no award will be granted under the plan after that date.

Tax Aspects. The following is a general summary of the principal federal income tax consequences of certain awards and transactions under the 2012 Plan. The following summary is based upon an interpretation of present federal tax laws and regulations and may be inapplicable if such laws and regulations are changed. This summary is not intended to be exhaustive or constitute tax advice and does not describe state, local or foreign tax consequences. Notwithstanding any provision of the 2012 Plan or an award agreement to the contrary, if any award or benefit provided under this Plan is subject to the provisions of Section 409A, the provisions of the 2012 Plan and any applicable award agreement shall be administered, interpreted and construed in a manner necessary to comply with Section 409A or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted or construed).

Nonqualified Stock Options and Stock Appreciation Rights. In general, an optionee will not recognize income at the time a nonqualified stock option is granted. At the time of exercise, the optionee will recognize ordinary income in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares on the date of exercise. At the time of sale of shares acquired pursuant to the exercise of a nonqualified stock option, any appreciation (or depreciation) in the value of the shares after the date of exercise generally will be treated as capital gain (or loss). The Company is generally entitled to a tax deduction in an amount equal to the compensation income recognized by the optionee. This deduction is allowed in the Company’s taxable year in which the income is included as compensation to the optionee.

Stock appreciation rights are treated very similarly to nonqualified stock options for tax purposes. The holder of a stock appreciation right will not normally realize any taxable income upon the grant of the stock appreciation right. Upon the exercise of a stock appreciation right, the person exercising the stock appreciation right will realize compensation taxable as ordinary income equal to either: (i) the cash received upon the exercise; or (ii) if shares are received upon the exercise of the stock appreciation right, the fair market value of such shares as of the exercise date. The Company will generally be entitled to a tax deduction for compensation paid in the same amount that the holder of the stock appreciation right realizes as ordinary income. This deduction is allowed in the Company’s taxable year in which the income is included as compensation to the optionee.

Incentive Stock Options. Options issued under the 2012 Plan and designated as incentive stock options and are intended to qualify under Code Section 422. Under the provisions of Code Section 422 and the related regulations, an optionee will not be required to recognize any income for federal income tax purposes at the time of grant of an incentive stock option, nor is the Company entitled to any deduction. The exercise of an incentive stock option is also not a taxable event, although the difference between the option price and the fair market value of the option stock on the date of exercise is an item of tax preference for purposes of the alternative minimum tax.

The taxation of gain or loss upon the sale of stock acquired upon exercise of an incentive stock option depends, in part, on whether the stock is held for at least two years from the date the option was granted and at least one year from after the date the stock was transferred to the optionee. If shares issued to an optionee upon the exercise of an incentive stock option are not disposed of prior to satisfying the holding period requirements, then upon the sale of the shares any amount realized in excess of the option price generally will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss. If shares acquired upon the exercise of an incentive stock option are disposed of prior to satisfying the holding period requirements described above (a “disqualifying disposition”), the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period. If the optionee recognizes ordinary income upon a disqualifying disposition, the Company generally will be entitled to a tax deduction in the same amount.

Subject to certain exceptions for death or disability, if an optionee exercises an incentive stock option more than three months after termination of employment, the exercise of the option will be taxed as the exercise of a nonqualified stock option.

Restricted Stock and Restricted Stock Units. Upon the grant of restricted stock, the participant will not recognize taxable income and the Company will not be allowed a tax deduction. Rather, on the date when the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the stock on that date (less the price paid, if any, for such stock). Alternatively, the participant may elect, within 30 days after the grant of restricted stock, to recognize ordinary income at the time of the grant, in which event the amount of such ordinary income will be equal to the fair market value of the stock on the date of grant. If a Section 83(b) election has not been made, any dividends received with respect to the restricted stock prior to the lapse of the restrictions will be treated as additional compensation that is taxable as ordinary income to the participant. In either event, at the time the participant recognizes income with respect to the restricted stock, the Company is generally entitled to a deduction in an equal amount.

Deferred Shares. A participant of a deferred share award will not be required to recognize any income for federal income tax purposes at the time of the grant of such award, nor is the Company entitled to any deduction at such time. Rather, when the deferred shares are paid, the participant will recognize ordinary income equal to the fair market value of the shares, reduced by any amount paid by the participant. When the participant recognizes ordinary income upon receipt of the deferred shares, the Company generally will be entitled to a tax deduction in the same amount.

Performance Shares and Performance Units. A participant generally will not recognize income upon the grant of performance shares or performance units. Upon payment, with respect to performance shares or performance units, the participant generally will recognize as ordinary income an amount equal to the amount of cash received and the fair market value of any unrestricted stock received. When the participant recognizes ordinary income upon payment of the performance shares and /or units, the Company generally will be entitled to a tax deduction in the same amount.

Limitations on Company’s Deductions; Consequences of Change in Control. With certain exceptions, Code Section 162(m) limits the Company’s deduction for compensation in excess of $1 million paid to certain covered employees (generally the Company’s chief executive officer and its four other highest-paid executive officers). Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Code Section 162(m). If the Company’s shareholders approve the 2012 Plan, the Company believes that stock options, stock appreciation rights and performance awards (intended to be treated as qualified performance-based compensation as defined in the Code) granted to covered employees under the 2012 Plan will satisfy the requirements of qualified performance-based compensation and therefore the Company will be entitled to a deduction with respect to such stock options, stock appreciation rights and performance awards. However, with respect to compensation attributable to restricted stock and restricted stock units, deferred share awards, stock awards, other stock-based awards and performance awards (not intended to be treated as qualified performance-based compensation as defined in the Code), the deduction that the Company might otherwise receive with respect to such awards to covered employees may be disallowed.

In addition, if a change in control of the Company causes awards under the 2012 Plan to accelerate vesting or is deemed to result in the attainment of performance goals, the participants could, in some cases, be considered to have received “excess parachute payments,” which could subject participants to a 20% excise tax on the excess parachute payments and could result in a disallowance of the Company’s deductions under Code Section 280G.

Section 409A. Section 409A of the Code generally became effective on January 1, 2005 and potentially applies to compensation that individuals earn in one year but that is not paid until a future year. This is referred to as nonqualified deferred compensation. Section 409A, however, does not apply to qualified plans (such as a Section 401(k) plan) and certain welfare benefits. If deferred compensation covered by Section 409A meets the requirements of Section 409A, then Section 409A has no effect on the individual’s taxes. The compensation is taxed in the same manner as it would be taxed if it were not covered by Section 409A. If a deferred compensation arrangement does not meet the requirements of Section 409A (or satisfy an exception thereto), the compensation is subject to accelerated taxation in the year in which such compensation is no longer subject to a substantial risk of forfeiture and certain additional taxes, interest and penalties, including a 20% additional income tax. Section 409A has no effect on FICA (Social Security and Medicare) tax.

Awards under the 2012 Plan may, in some cases, result in the deferral of compensation that is subject to the requirements of Section 409A. Awards under the 2012 Plan are intended to comply with Section 409A, the regulations issued thereunder or an exception thereto. Notwithstanding, Section 409A of the Code may impose upon a participant certain taxes or interest charges for which the participant is responsible. Section 409A does not impose any penalties on the Company and does limit the Company’s deduction with respect to compensation paid to a participant.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our Common Stock subject to our equity compensation plans that are currently in effect.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,855,087	(1)	$14.77	(2)	1,726,749	(3)
Equity compensation plans not approved by security holders	0		0		0

Total	4,855,087		$14.77		1,726,749
As of September 4, 2012
Equity compensation plans approved by security holders	5,438,548	(4)	$15.41		757,539	(3)
Equity compensation plans not approved by security holders	0		0		0

Total	5,438,548		$15.41		757,539

(1)	Includes both vested and unvested options. Also includes 396,110 of outstanding performance share awards at target level of performance. Does not include 762,229 restricted stock awards.

(2)	Does not take into account the outstanding performance share awards.

(3)	In the event that the II-VI Incorporated 2012 Plan is approved by the shareholders at the annual meeting, no further awards will be made under the 2009 Omnibus Plan.

(4)	Weighted average remaining contractual life of outstanding options as of September 4, 2012 is 6.19 years.

Report of the Audit Committee

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended June 30, 2012, included in the Company’s Annual Report on Form 10-K. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Membership and Role of Audit Committee

Each of the members of the Audit Committee is independent as defined under NASDAQ’s listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors.

Review with Management

The Audit Committee reviews each of the Company’s quarterly and annual reports, including Management’s Discussion of Results of Operations and Financial Condition. As part of this review, the Audit Committee discusses the reports with the Company’s management and considers the audit reports prepared by the independent registered public accounting firm about the Company’s annual report, as well as related matters such as the quality of the Company’s accounting principles, alternative methods of accounting under Generally Accepted Accounting Principles and the preferences of the independent registered public accounting firm in this regard, the Company’s critical accounting policies and the clarity and completeness of the Company’s financial and other disclosures.

The Audit Committee reviewed management’s report on internal control over financial reporting, required under Section 404 of the Sarbanes-Oxley Act of 2002 and related rules. As part of this review, the Audit Committee reviewed the bases for management’s conclusions in that report and the report of the independent registered public accounting firm on internal control over financial reporting. Throughout the fiscal year ended June 30, 2012, the Audit Committee reviewed management’s plan for documenting and testing controls, the results of their documentation and testing, any deficiencies discovered and the resulting remediation of the deficiencies.

Review and Discussions with Independent Accountants

The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol.1 AU Section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The Audit Committee has also received written disclosures and the letter from Ernst & Young LLP required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence) and has discussed with Ernst & Young LLP their independence from the Company.

Conclusion

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012.

Audit Committee

Wendy F. DiCicco, Chairwoman

Joseph J. Corasanti

Thomas E. Mistler

The foregoing report of the Audit Committee shall not be deemed to be “soliciting materials” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information available to the Company as of August 31, 2012, regarding the ownership of the Company’s Common Stock by (i) each of the Company’s directors; (ii) each of the Company’s Named Executive Officers; (iii) all executive officers and directors of the Company as a group; and (iv) each person or group known by the Company to beneficially own more than five percent (5%) of the Common Stock.

	Beneficial Ownership of Common Stock (1)
	Shares	Percent
CARL J. JOHNSON (2)	7,843,980	12.3%
c/o II-VI Incorporated
375 Saxonburg Boulevard
Saxonburg, Pennsylvania 16056
JOSEPH J. CORASANTI (3) (4)	83,162	*
WENDY F. DICICCO (3) (4)	75,402	*
FRANCIS J. KRAMER (3) (4) (5)	1,063,155	1.7%
THOMAS E. MISTLER (3) (4) (6)	1,797,670	2.8%
MARC Y.E. PELAEZ (3) (4)	121,802	*
PETER W. SOGNEFEST (3) (4) (7)	45,394	*
HOWARD H. XIA (4) (12)	14,820	*
JAMES MARTINELLI (8) (9) (10)	184,343	*
CRAIG A. CREATURO (8) (9) (11)	189,220	*
VINCENT D. MATTERA, JR. (8) (9)	252,409	*
COLUMBIA WANGER ASSET MANAGEMENT, L.P. (14)	7,153,600	11.4%
227 WEST MONROE STREET, SUITE 3000
CHICAGO, IL 60606
BLACKROCK INC. (15)	3,855,817	6.2%
40 EAST 52ND STREET
NEW YORK, NY 10022
ALL EXECUTIVE OFFICERS AND DIRECTORS AS A GROUP (ELEVEN PERSONS) (2)-(14)	11,671,357	17.9%

*	Less than 1%

(1)	Unless otherwise indicated, each of the shareholders named in the table has sole voting and investment power with respect to the shares beneficially owned, subject to the information contained in the footnotes to the table.

(2)	Includes 3,897,126 shares of Common Stock directly held by Dr. Johnson over which he has sole voting and investment power, 188,470 shares subject to stock options held by Dr. Johnson which are exercisable within 60 days of August 31, 2012, and 12,910 shares of restricted stock. Also includes 1,454,128 shares held by Dr. Johnson’s wife, as to which he disclaims beneficial ownership, 901,568 shares held in a charitable trust over which Dr. Johnson has shared voting and investment power and 1,389,778 shares held in a non-profit foundation over which Dr. Johnson has shared voting and investment power. As of August 31, 2012, 375,000 of these shares have been pledged as security to a loan from a financial institution.

(3)	Includes 63,452 shares, 58,492 shares, 419,000 shares, 123,692 shares, 104,892 shares, 23,892 shares and 1,860 shares subject to stock options held by Mr. Corasanti, Ms. DiCicco, Mr. Kramer, Mr. Mistler, Rear Admiral Pelaez, Mr. Sognefest and Dr. Xia, respectively, which are exercisable within 60 days of August 31, 2012.

(4)	Includes 12,910 shares, 12,910 shares, 94,928 shares, 12,910 shares, 12,910 shares, 12,910 shares and 8,960 of restricted stock held by Mr. Corasanti, Ms. DiCicco, Mr. Kramer, Mr. Mistler, Rear Admiral Pelaez, Mr. Sognefest, and Dr. Xia, respectively.

(5)	Includes 160,000 shares held by Mr. Kramer’s wife, as to which he disclaims beneficial ownership.

(6)	Includes 361,296 shares held in trust and 1,299,772 shares held in limited partnerships for which Mr. Mistler serves as a general partner.

(7)	Includes 2,320 shares held by Mr. Sognefest’s son, as to which shares he disclaims beneficial ownership.

(8)	Includes 85,772 shares, 70,188 shares and 139,270 shares subject to stock options held by Mr. Martinelli, Mr. Creaturo and Dr. Mattera, respectively, which are exercisable within 60 days of August 31, 2012.

(9)	Includes 25,668 shares, 38,364, shares and 50,720 shares of restricted stock held by Mr. Martinelli, Mr. Creaturo and Dr. Mattera, respectively.

(10)	Includes 11,200 shares over which Mr. Martinelli has shared voting and investment power.

(11)	Includes 35,050 shares over which Mr. Creaturo has shared voting and investment power.

(12)	Includes 4,000 shares held in a trust.

(13)	Includes 1,278,980 shares subject to stock options held by executive officers and directors as a group, which are exercisable within 60 days of August 31, 2012.

(14)	Includes 296,100 shares of restricted stock held by executive officers and directors as a group.

(15)	This number is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2012, in which Columbia Wanger Asset Management, L.P., a registered investment advisor, reports sole voting power over 6,404,600 shares and sole dispositive power over 7,153,600 shares of our Common Stock. According to the Schedule 13G/A, such shares are owned by various investment companies, trusts and accounts to which Columbia Wanger Asset Management, L.P. provides investment advice.

(16)	This number is based on a Schedule 13G/A filed with the Securities and Exchange Commission on, February 13, 2012, in which BlackRock, Inc. reports sole voting power and sole dispositive power over 3,855,817 shares of our Common Stock. According to the Schedule 13G/A, certain shares reported by BlackRock Inc. are owned by various investment companies affiliated with BlackRock Inc.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL 5)

Unless otherwise directed by the shareholders, proxies will be voted for the ratification of the Audit Committee’s selection of Ernst & Young LLP (E&Y) as the Company’s independent registered public accountants for fiscal year 2013. The affirmative vote of a majority of the total outstanding shares of Common Stock that are present in person or by proxy at the Annual Meeting and entitled to vote on this proposal is required to ratify such selection. A representative of E&Y is expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if such person so desires.

The Board of Directors of the Company unanimously recommends a vote FOR the ratification of the Audit Committee’s selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year 2013.

The Company incurred the following fees and expenses for services performed by its Independent Registered Public Accounting Firm during fiscal years 2012 and 2011.

	2012	2011
Audit Fees (1)	$908,800	$863,800
Audit-Related Fees	—	—
Tax Fees (2)	15,500	—
All Other Fees	—	—

Total Fees	$924,300	$863,800

(1)	Includes fees and expenses associated with the annual audit, including the audit of the effectiveness of the Company’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, audit fees for the Company’s statutory audit requirements and fees incurred for the agreed-upon procedures relating to a Singaporean grant in fiscal years 2012 and 2011.

(2)	Tax fees in connection with the preparation of Aegis’ June 30, 2011 federal income tax return.

The Audit Committee pre-approves the retention of the independent registered public accounting firm and the independent registered public accounting firm fees for all audit and non-audit services provided by the independent registered public accounting firm, and determines whether the provision of non-audit services is compatible with maintaining the independence of the independent registered public accounting firm.

OTHER INFORMATION

The Company will pay the expense of the printing, assembling and mailing to the holders of Common Stock of the Company the notice of meeting, this Proxy Statement and the accompanying form of proxy. In addition to proxy solicitation by mail, proxies may be solicited by directors, officers or employees of the Company personally, via the internet or by telephone. The Company may request the persons holding stock in their names, or in the names of their nominees, to send proxy material to and obtain proxies from their principals, and will reimburse such persons for their expense in so doing.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and persons who beneficially own more than ten percent of a class of the Company’s registered equity securities to file with the Securities and Exchange Commission and deliver to the Company initial reports of ownership and reports of changes in ownership of such registered equity securities.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no reports were required, the Company’s directors, executive officers and more than ten percent shareholders timely filed all reports due under Section 16(a) for the period from July 1, 2011 through June 30, 2012.

Shareholder Proposals

Proposals by shareholders intended for inclusion in the Company’s proxy statement and form of proxy for the annual meeting of the Company expected to be held in November 2013 must be delivered to Robert D. German, Secretary of II-VI Incorporated, 375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056, by May 24, 2013. Rules under the Securities Exchange Act of 1934, as amended, describe the standards as to the submission of shareholder proposals. Additionally, the Board-appointed proxies will have discretionary authority to vote on any proposals by shareholders that are not intended to be included in the Company’s proxy materials for the 2013 Annual Meeting, but are intended to be presented by the shareholder from the floor, if notice of the intent to make such proposal is received by Mr. German at the address no later than the close of business on July 5, 2013 and no earlier than the close of business on June 5, 2013. Otherwise such proposals will be considered untimely.

OTHER MATTERS

The Company knows of no other matters to be presented for action at the meeting. However, if any other matters should properly come before the meeting it is intended that votes will be cast pursuant to the proxy in respect thereto in accordance with the best judgment of the persons acting as proxies.

FORM 10-K ANNUAL REPORT TO THE SECURITIES

AND EXCHANGE COMMISSION

A copy of the Annual Report on Form 10-K of the Company for fiscal year 2012, as filed with the Securities and Exchange Commission, is being furnished with this Proxy Statement. A shareholder may obtain additional copies of the Form 10-K without charge and a copy of any exhibits thereto upon payment of a reasonable charge limited to the Company’s costs of providing such exhibits by writing to Craig A. Creaturo, Chief Financial Officer and Treasurer of II-VI Incorporated, 375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056 or by calling (724) 352-4455. As noted previously, this Proxy Statement and the Annual Report to Shareholders has been posted on the Internet at www.proxyvote.com.

II-VI INCORPORATED

2012 OMNIBUS INCENTIVE PLAN

II-VI INCORPORATED

2012 OMNIBUS INCENTIVE PLAN

1. Purpose. The purposes of this II-VI Incorporated 2012 Omnibus Incentive Plan (the “Plan”) are to optimize the profitability and growth of the Company by providing certain eligible persons with annual and long-term incentives to continue in the long-term service of the Company and to create in such persons a more direct interest in the future operations of the Company by relating incentive compensation to increases in shareholder value, so that the income of those participating in the Plan is more closely aligned with the income of the Company’s shareholders. The Plan is also designed to provide Participants with an incentive for excellence in individual performance, to promote teamwork among Participants, and to motivate, attract and retain the services of employees, consultants and directors for II-VI Incorporated and its subsidiaries and to provide such persons with incentives and rewards for superior performance.

2. Definitions. As used in this Plan and unless otherwise specified in the applicable Award Agreement, the following terms shall be defined as set forth below:

2.1 “Award” means any Option, Stock Appreciation Right, Restricted Shares, Restricted Share Units, Deferred Shares, Performance Shares or Performance Units granted under the Plan.

2.2 “Award Agreement” means an agreement, certificate, resolution or other form of writing or other evidence approved by the Committee which sets forth the terms and conditions of an Award. An Award Agreement may be in an electronic medium and may be limited to a notation on the Company’s books and records.

2.3 “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Freestanding Stock Appreciation Right.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Change in Control” means (i) the consummation of any merger or consolidation as a result of which the Common Stock shall be changed, converted or exchanged (other than a merger with a wholly owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of all or substantially all of the assets of the Company; (ii) the consummation of any merger or consolidation to which the Company is a party as a result of which the “persons” (as that term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) who were stockholders of the Company immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than a majority of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation or (iii) any “person” (as defined above) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding securities in a transaction or series of transactions not approved by the Board of Directors. Notwithstanding the foregoing or any provision of this Plan to the contrary, if an Award is subject to Section 409A (and not excepted therefrom) and a Change in Control is a distribution event for purposes of an Award, the foregoing definition of Change in Control shall be interpreted, administered and construed in manner necessary to ensure that the occurrence of any such event shall result in a Change in Control only if such event qualifies as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, as applicable, within the meaning of Treas. Reg. §1.409A-3(i)(5) or any successor provision.

2.6 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.7 “Committee” means the Compensation Committee of the Board or its successor.

2.8 “Common Stock” means the common stock, no par value, of the Company.

2.9 “Company” means II-VI Incorporated, a Pennsylvania corporation, or any successor corporation.

2.10 “Consultant” means any non-Employee independent contractor or other service provider engaged by the Company or a Subsidiary

2.11 “Deferral Period” means the period of time during which Deferred Shares are subject to deferral limitations under Section 8.

2.12 “Deferred Shares” means an Award pursuant to Section 8 of the right to receive Shares at the end of a specified Deferral Period.

2.13 “Effective Date” means the date this Plan is approved by the shareholders of the Company.

2.14 “Employee” means any person, including an officer, employed by the Company or a Subsidiary.

2.15 “Fair Market Value” means the fair market value of the Shares as determined by the Committee from time to time. Unless otherwise determined by the Committee, the fair market value shall be the closing sales price for the Shares reported on a consolidated basis on the Nasdaq National Market (or, if the Shares are not trading on the Nasdaq National Market, on the principle market on which the Shares are trading) on the relevant date or, if there were no sales on such date, the closing sales price on the nearest preceding date on which sales occurred. If the Shares are not reported on the basis of closing sale price, then the average of the highest bid and lowest ask prices shall be used to determine fair market value.

2.16 “Freestanding Stock Appreciation Right” means a Stock Appreciation Right granted pursuant to Section 6 that is not granted in tandem with an Option or similar right.

2.17 “Grant Date” means the date specified by the Committee on which a grant of an Award shall become effective, which shall not be earlier than the date on which the Committee takes action with respect thereto.

2.18 “Incentive Stock Option” means any Option that is intended to qualify as an “incentive stock option” under Code Section 422 or any successor provision.

2.19 “Nonemployee Director” means a member of the Board who is not an Employee.

2.20 “Nonqualified Stock Option” means an Option that is not intended to qualify as an Incentive Stock Option.

2.21 “Option” means any option to purchase Shares granted under Section 5.

2.22 “Optionee” means a Participant who holds an outstanding Option.

2.23 “Option Price” means the purchase price payable upon the exercise of an Option.

2.24 “Participant” means an Employee, Consultant or Nonemployee Director who is selected by the Committee to receive benefits under this Plan, provided that only Employees shall be eligible to receive grants of Incentive Stock Options.

2.25 “Performance Objectives” means the performance objectives established pursuant to this Plan for Participants who have received performance-based Awards. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or the Subsidiary, division, department or function within the Company or Subsidiary in which the Participant is employed. Performance Objectives may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies or by a financial market index. Any Performance Objectives applicable to a Qualified Performance-Based Award shall be limited to any one or more of the following performance criteria, either individually, alternatively or in any combination, and subject to such modifications or variations as specified by the Committee, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: return on equity, diluted or adjusted earnings per share, total earnings, earnings growth, return on capital, return on assets, earnings before interest and taxes, sales, sales growth, gross margin return on investment, increase in the fair market value of the Shares, share price (including but not limited to, growth measures and total shareholder return), operating profit, net earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on investment (which equals net cash flow divided by total capital), inventory turns, financial return ratios, total return to shareholders, market share, earnings measures/ratios, economic value added (EVA), balance sheet measurements such as receivable turnover, internal rate of return, increase in net present value or expense targets, “Employer of Choice” or similar survey results, customer satisfaction surveys, productivity, expense reduction levels, debt, debt reduction, the completion of acquisitions, business expansion, product diversification, new or expanded market penetration and other non-financial operating and management performance objectives. To the extent consistent with Section 162(m) of the Code, the Committee may determine, at the time the performance goals are established, that certain adjustments shall apply, in whole or in part, in such manner as determined by the Committee, to exclude the effect of any of the following events that occur during a performance period: the impairment of tangible or intangible assets; litigation or claim judgments or settlements; the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; business combinations, reorganizations and/or restructuring programs, including, but not limited to, reductions in force and early retirement incentives; currency fluctuations; and any extraordinary, unusual, infrequent or non-recurring items, including, but not limited to, such items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and notes thereto appearing in Company’s annual report for the applicable period. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances or individual performance renders the Performance Objectives unsuitable, the Committee may modify such Performance Objectives or the related minimum acceptable level of achievement, in whole or in part, upward or downward, as the Committee deems appropriate and equitable; provided, however, that (i) no such adjustment shall be authorized to the extent that such authority would be inconsistent with the Plan or any award meeting the requirements (or an applicable exception thereto) of Section 162(m), Section 409A or other applicable statutory provision; and (ii) in the case of a Qualified Performance-Based Award, the Committee shall not use its discretionary authority to increase any Award that is intended to be performance-based compensation under Section 162(m) of the Code.

2.26 “Performance Period” means the period of time within which the Performance Objectives relating to a performance-based Award must be achieved.

2.27 “Performance Share” means a bookkeeping entry that records the equivalent of one Share awarded pursuant to Section 9.

2.28 “Performance Unit” means a bookkeeping entry that records a unit equivalent to $1.00 awarded pursuant to Section 9.

2.29 “Predecessor Plans” means the II-VI Incorporated Stock Option Plan of 2001, the II-VI Incorporated 2005 Omnibus Incentive Plan and/or the II-VI Incorporated 2009 Omnibus Incentive Plan.

2.30 “Qualified Performance-Based Award” means an Award or portion of an Award that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m). The Committee shall designate any Qualified Performance-Based Award as such at the time of grant. For any Qualified Performance-Based Award under Section 162(m), performance goals relating to the performance measures set forth above shall be preestablished in writing by the Committee, and achievement thereof certified in writing prior to payment of the Award, as required by Section 162(m) and regulations promulgated thereunder. All such performance goals shall be established in writing no later than ninety (90) days after the beginning of the applicable performance period; provided however, that for a performance period of less than one year, the Committee shall take any such actions prior to the lapse of 25% of the performance period. In addition to establishing minimum performance goals below which no compensation shall be payable pursuant to a Performance Award, the Committee, in its discretion, may create a performance schedule under which an amount less than or more than the target award may be paid so long as the performance goals have been achieved.

2.31 “Restricted Shares” shall mean an Award of Shares that are granted under and subject to the terms, conditions and restrictions described in Section 7.

2.32 “Restricted Share Units” shall mean an Award of the right to receive (as the Committee determines) Shares, or cash or other consideration equal to the Fair Market Value of a Share for each Restricted Share Unit, granted under and subject to the terms, conditions and restrictions described in Section 7.

2.33 “Section 162(m)” shall mean Section 162(m) of the Code, the regulations and other binding guidance promulgated thereunder, as they may now exist or may be amended from time to time, or any successor to such section.

2.34 “Section 409A” shall mean Section 409A of the Code, the regulations and other binding guidance promulgated thereunder, as they may now exist or may be amended from time to time, or any successor to such section.

2.35 “Separation from Service” and “Separate from Service” shall mean the Participant’s death, retirement or other termination of employment or service with the Company (including all persons treated as a single employer under Section 414(b) and 414(c) of the Code) that constitutes a “separation from service” (within the meaning of Section 409A). For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Code; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Section 1563(a)(1),(2) and (3) of the Code and Treas. Reg. § 1.414(c)-2; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(h)(3)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears. Whether a Participant has Separated from Service will be determined based on all of the facts and circumstances and, to the extent applicable to any Award or benefit, in accordance with the guidance issued under Section 409A. A Participant will be presumed to have experienced a Separation from Service when the level of bona fide services performed permanently decreases to a level less than twenty percent (20%) of the average level of bona fide services performed during the immediately preceding thirty-six (36) month period or such other applicable period as provided by Section 409A.2.33

2.36 “Shares” means shares of Common Stock, as adjusted in accordance with Section 11.

2.37 “Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) of the Company as determined in accordance with the regulations issued under Section 409A and the procedures established by the Company.

2.38 “Spread” means, in the case of a Freestanding Stock Appreciation Right, the amount by which the Fair Market Value on the date when any such right is exercised exceeds the Base Price specified in such right or, in the case of a Tandem Stock Appreciation Right, the amount by which the Fair Market Value on the date when any such right is exercised exceeds the Option Price specified in the related Option.

2.39 “Stock Appreciation Right” means a right granted under Section 6, including a Freestanding Stock Appreciation Right or a Tandem Stock Appreciation Right.

2.40 “Subsidiary” means a corporation or other entity in which the Company has a direct or indirect ownership or other equity interest, including any such corporation or other entities which become a Subsidiary after adoption of the Plan; provided that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any subsidiary corporation within the meaning of the Code Section 424(f) or any successor provision thereof.

2.41 “Tandem Stock Appreciation Right” means a Stock Appreciation Right granted pursuant to Section 6 that is granted in tandem with an Option or any similar right granted under any other plan of the Company.

3. Shares Available Under the Plan.

3.1 Reserved Shares. Subject to adjustment as provided in Section 11, the maximum number of Shares that may be delivered pursuant to Awards, including Shares issued or transferred in payment of dividends or dividend equivalents paid with respect to Awards, shall not in the aggregate exceed 1,900,000 Shares plus Shares added to the Plan pursuant to Section 3.3. Such Shares may be Shares of original issuance, Shares held in treasury, or Shares that have been reacquired by the Company.

3.2 Maximum Calendar Year Award. No Participant may receive Awards representing more than 250,000 Shares in any one calendar year, subject to adjustment as provided in Section 11, provided, however, that the maximum number of Performance Shares and/or Performance Units that may be granted to a Participant in any one calendar year is 10,000,000.

3.3 Predecessor Plan Options; Forfeitures. Upon the effectiveness of this Plan pursuant to Section 18, no additional options or other awards shall be made pursuant to a Predecessor Plan. To the extent that (i) Options are granted under the Plan, or (ii) any of the options granted under a Predecessor Plan, which are outstanding as of the Effective Date, shall expire or terminate without being exercised, the Shares covered thereby shall remain available under or be added to the Plan, as the case may be. To the extent that Shares underlying Awards made under the Plan shall be forfeited, such Shares shall remain available under the Plan.

4. Plan Administration.

4.1 Authority of Committee. This Plan shall be administered by the Committee, provided that the full Board may at any time act as the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and discretionary authority to decide all matters relating to the administration and interpretation of the Plan, provided, however, that ministerial responsibilities of the Plan (e.g., management of day-to-day matters) may be delegated to the Company’s officers, as set forth in Section 4.2 below. The Committee’s powers include, without limitation, the authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award, including the discretion to determine the extent to which Awards will be structured to conform to the requirements applicable to performance-based compensation described in Section 162(m) of the Code; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Board; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (ix) advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to Awards (except those restrictions imposed by law); (x) correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. All decisions and determinations of the Committee shall be final, conclusive and binding on the Company, the Participant and any and all interested parties. Except to the extent prohibited by applicable law or regulation, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may revoke any such allocation at any time.

4.2 Committee Delegation. Except to the extent prohibited by applicable law or regulation, the Committee may delegate all or any portion of its responsibilities and powers to any person or persons selected by it, and may revoke such delegation at any time. The Committee may, with respect to Participants whom the Committee determines are not likely to be subject to Code Section 162(m), delegate to one or more officers of the Company the authority to grant Awards to Participants who are not directors or executive officers of the Company, provided that the Committee shall have fixed the total number of Shares subject to such Awards. No officer to whom administrative authority has been delegated pursuant to this provision may waive or modify any restriction applicable to an award to such officer under the Plan.

4.3 No Liability. No member of the Committee shall be liable to any person for any such action taken or determination made in good faith.

5. Options. The Committee may from time to time authorize grants to Participants of options to purchase Shares upon such terms and conditions as the Committee may determine in accordance with the following provisions:

5.1 Number of Shares. Each grant shall specify the number of Shares to which it pertains.

5.2 Option Price. Each grant shall specify an Option Price per Share, which shall be equal to or greater than the Fair Market Value per Share on the Grant Date.

5.3 Consideration. Each grant shall specify the form of consideration to be paid in satisfaction of the Option Price and the manner of payment of such consideration, which may include (i) cash in the form of currency or check or other cash equivalent acceptable to the Company, (ii) nonforfeitable, unrestricted Shares owned by the Optionee which have a value at the time of exercise that is equal to the Option Price provided such Shares have been purchased by such Optionee in the open market or have been held by such Optionee for at least six months, (iii) any other legal consideration that the Committee may deem appropriate, including without limitation any form of consideration authorized under Section 5.4, on such basis as the Committee may determine in accordance with this Plan, or (iv) any combination of the foregoing.

5.4 Cashless Exercise. To the extent permitted by applicable law, any grant may provide for the deferred payment of the Option Price from the proceeds of the sale through a bank or broker on the date of exercise of some or all of the Shares to which the exercise relates.

5.5 Performance-Based Options. Any grant of an Option may specify Performance Objectives that must be achieved as a condition to the exercise of the Option. Each grant of an Option may specify in respect of the specified Performance Objectives a minimum acceptable level of achievement below which no portion of the Option will be exercisable and may set forth a formula for determining the portion of the Option to be exercisable if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Objectives.

5.6 Vesting. Each Option grant may specify a period of continuous employment of the Optionee by the Company or any Subsidiary (or, in the case of a Nonemployee Director, service on the Board) that is necessary before the Options or portions thereof shall become exercisable, and any grant may provide for the earlier exercise of such Option in the event of a Change in Control of the Company or other similar transaction or event.

5.7 ISO Dollar Limitation. Options granted under this Plan may be Incentive Stock Options, Nonqualified Stock Options or a combination of the foregoing, provided that only Nonqualified Stock Options may be granted to Nonemployee Directors. Each grant shall specify whether (or the extent to which) the Option is an Incentive Stock Option or a Nonqualified Stock Option. Notwithstanding any such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year (under all plans of the Company) exceeds $100,000 or such other amount limitation as may be provided in the Code, such Options shall be treated as Nonqualified Stock Options. The terms of any Incentive Stock Option granted under this Plan shall comply in all respects with the provisions of Code Section 422, or any successor provision thereto, and any regulations promulgated thereunder.

5.8 Exercise Period. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. No Option granted under this Plan may be exercised more than ten years from the Grant Date.

5.9 Award Agreement. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan.

6. Stock Appreciation Rights. The Committee may also authorize grants to Participants of Stock Appreciation Rights. A Stock Appreciation Right is the right of the Participant to receive from the Company an amount, which shall be determined by the Committee and shall be expressed as a percentage (not exceeding 100 percent) of the Spread at the time of the exercise of such right. Any grant of Stock Appreciation Rights under this Plan shall be upon such terms and conditions as the Committee may determine in accordance with the following provisions:

6.1 Payment in Cash or Shares. Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right may be paid by the Company in cash, Shares or any combination thereof and may (i) either grant to the Participant or reserve to the Committee the right to elect among those alternatives or (ii) preclude the right of the Participant to receive and the Company to issue Shares or other equity securities in lieu of cash.

6.2 Maximum SAR Payment. Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right shall not exceed a maximum amount specified by the Committee on the Grant Date.

6.3 Exercise Period. Any grant may specify (i) a waiting period or periods before Stock Appreciation Rights shall become exercisable and (ii) permissible dates or periods on or during which Stock Appreciation Rights shall be exercisable.

6.4 Change in Control. Any grant may specify that a Stock Appreciation Right may be exercised only in the event of a Change in Control of the Company or other similar transaction or event.

6.5 Dividend Equivalents. On or after the Grant Date of any Stock Appreciation Rights, the Committee may, to the extent not inconsistent with Section 162(m) or Section 409A, provide for the payment to the Participant of dividend equivalents thereon in cash or Shares on a current, deferred or contingent basis.

6.6 Performance-Based Stock Appreciation Rights. Any grant of a Stock Appreciation Right may specify Performance Objectives that must be achieved as a condition to the exercise of the Stock Appreciation Right. Each grant of a Stock Appreciation Right may specify in respect of the specified Performance Objectives a minimum acceptable level of achievement below which no portion of the Stock Appreciation Right will be exercisable and may set forth a formula for determining the portion of the Stock Appreciation Right to be exercisable if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Objectives.

6.7 Award Agreement. Each grant shall be evidenced by an Award Agreement which shall describe the subject Stock Appreciation Rights, identify any related Options, state that the Stock Appreciation Rights are subject to all of the terms and conditions of this Plan and contain such other terms and provisions as the Committee may determine consistent with this Plan.

6.8 Tandem Stock Appreciation Rights. Each grant of a Tandem Stock Appreciation Right shall provide that such Tandem Stock Appreciation Right may be exercised only (i) at a time when the related Option (or any similar right granted under any other plan of the Company) is also exercisable and the Spread is positive; and (ii) by surrender of all or a portion of the related Option (or such other right) for cancellation in an amount equal to the portion of the Tandem Stock Appreciation Right so exercised.

6.9 Exercise Period. No Stock Appreciation Right granted under this Plan may be exercised more than ten years from the Grant Date.

6.10 Freestanding Stock Appreciation Rights. Regarding Freestanding Stock Appreciation Rights only:

(i) Each grant shall specify in respect of each Freestanding Stock Appreciation Right a Base Price per Share, which shall be equal to or greater than the Fair Market Value on the Grant Date;

(ii) Successive grants may be made to the same Participant regardless of whether any Freestanding Stock Appreciation Rights previously granted to such Participant remain unexercised; and

(iii) Each grant shall specify the period or periods of continuous employment or service of the Participant by the Company or any Subsidiary that are necessary before the Freestanding Stock Appreciation Rights or installments thereof shall become exercisable, and any grant may provide for the earlier exercise of such rights in the event of a Change in Control of the Company or other similar transaction or event.

7. Restricted Shares and Restricted Share Units. The Committee may also authorize grants to Participants of Restricted Shares and Restricted Share Units upon such terms and conditions as the Committee may determine in accordance with the following provisions:

7.1 Number of Shares. Each grant shall specify the number of Shares to be issued to a Participant pursuant to the Award of Restricted Shares or Restricted Shares Units.

7.2 Consideration. Each grant may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Fair Market Value on the Grant Date.

7.3 Forfeiture/Transfer Restrictions. Each grant of Restricted Shares and Restricted Share Units shall specify the duration of the period during which, and the conditions under which, the Restricted Shares or Restricted Share Units may be forfeited to the Company, and the other terms and conditions of such Awards. Restricted Shares and Restricted Share Units may not be sold, assigned, transferred, pledged or otherwise encumbered, except, in the case of Restricted Shares, as provided in the Plan or the applicable Award Agreements.

7.4 Rights/Dividends and Dividend Equivalents. Each grant of Restricted Shares shall constitute an immediate transfer of the ownership of Shares to the Participant in consideration of the performance of services, subject to terms and conditions described in this Section 7 and in the Award Agreement evidencing such Award and shall entitle the Participant to dividend, voting and other ownership rights. Each grant of Restricted Share Units shall constitute a right to receive Shares, or cash or other consideration equal to the Fair Market Value of a Share for each Restricted Share Unit granted, subject to the terms and conditions described in this Section 7 and in the Award Agreement evidencing such Award. The Committee may grant dividend equivalent rights to Participants in connection with Awards of Restricted Share Units. The Committee may specify whether such dividend or dividend equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares; provided that, unless otherwise determined by the Committee, dividends and dividend equivalents shall be subject to all conditions and restrictions of the underlying Restricted Shares and Restricted Share Units to which they relate.

7.5 Stock Certificate. At the discretion of the Committee, the Company need not issue stock certificates representing Restricted Shares and such Restricted Shares may be evidenced in book entry form on the books and records of the Company’s transfer agent. If certificates are issued for Restricted Shares, unless otherwise directed by the Committee, all certificates representing Restricted Shares, together with a stock power that shall be endorsed in blank by the Participant with respect to such Shares, shall be held in custody by the Company until all restrictions thereon have lapsed.

7.6 Performance-Based Restricted Shares or Restricted Share Units. Any grant or the vesting thereof may be further conditioned upon the attainment of Performance Objectives established by the Committee in accordance with the applicable provisions of Section 9 regarding Performance Shares and Performance Units.

7.7 Award Agreements. Each Award of Restricted Shares or Restricted Share Units shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan.

8. Deferred Shares. To the extent consistent with the provisions of Section 17 of this Plan, the Committee may authorize grants of Deferred Shares to Participants upon such terms and conditions as the Committee may determine in accordance with the following provisions:

8.1 Deferred Compensation. Each grant shall constitute the agreement by the Company to issue or transfer Shares to the Participant in the future in consideration of the performance of services, subject to the fulfillment during the Deferral Period of such conditions as the Committee may specify.

8.2 Consideration. Each grant may be made without the payment of additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Fair Market Value on the Grant Date.

8.3 Deferral Period. Each grant shall provide that the Deferred Shares covered thereby shall be subject to a Deferral Period, which shall be fixed by the Committee on the Grant Date, and any grant or sale may provide for the earlier termination of such period in the event of a Change in Control of the Company or other similar transaction or event.

8.4 Dividend Equivalents and Other Ownership Rights. During the Deferral Period, the Participant shall not have any right to transfer any rights under the Award, shall not have any rights of ownership in the Deferred Shares and shall not have any right to vote such Deferred Shares, but the Committee may on or after the Grant Date authorize the payment of dividend equivalents on such Deferred Shares in cash or additional Shares on a current, deferred or contingent basis.

8.5 Performance Objectives. Any grant or the vesting thereof may be further conditioned upon the attainment of Performance Objectives established by the Committee in accordance with the applicable provisions of Section 9 regarding Performance Shares and Performance Units.

8.6 Award Agreement. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan.

9. Performance Shares and Performance Units. The Committee may also authorize grants of Performance Shares and Performance Units, which shall become payable to the Participant only upon the achievement of specified Performance Objectives, upon such terms and conditions as the Committee may determine in accordance with the following provisions:

9.1 Number of Performance Shares or Units. Each grant shall specify the number of Performance Shares or Performance Units to which it pertains, which may be subject to adjustment to reflect changes in compensation or other factors.

9.2 Performance Period. The Performance Period with respect to each Performance Share or Performance Unit shall commence on the Grant Date and may be subject to earlier termination in the event of a Change in Control of the Company or other similar transaction or event.

9.3 Performance Objectives. Each grant shall specify the Performance Objectives that must be achieved by the Participant or the Company, as applicable, in order for the Award to be earned.

9.4 Threshold Performance Objectives. Each grant may specify in respect of the specified Performance Objectives a minimum acceptable level of achievement below which no payment will be made and may set forth a formula for determining the amount of any payment to be made if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Objectives.

9.5 Payment of Performance Shares and Units. Each grant shall specify the time and manner of payment of Performance Shares or Performance Units that shall have been earned, and any grant may specify that any such amount may be paid by the Company in cash, Shares or any combination thereof and may either grant to the Participant or reserve to the Committee the right to elect among those alternatives.

9.6 Maximum Payment. Any grant of Performance Shares or Performance Units may specify that the amount payable, or the number of Shares issued, with respect thereto may not exceed a maximum specified by the Committee on the Grant Date.

9.7 Award Agreement. Each grant shall be evidenced by an Award Agreement which shall state that the Performance Shares or Performance Units are subject to all of the terms and conditions of this Plan and such other terms and provisions as the Committee may determine consistent with this Plan.

10. Transferability.

10.1 Transfer Restrictions. Except as provided in Section 10.2, no Award granted under this Plan shall be transferable by a Participant other than by will or the laws of descent and distribution, and Options and Stock Appreciation Rights shall be exercisable during a Participant’s lifetime only by the Participant or, in the event of the Participant’s legal incapacity, by his guardian or legal representative acting in a fiduciary capacity on behalf of the Participant under state law. Any attempt to transfer an Award in violation of this Plan shall render such Award null and void.

10.2 Limited Transfer Rights. The Committee may expressly provide in an Award agreement (or an amendment to an Award agreement) that a Participant may transfer such Award (other than an Incentive Stock Option), in whole or in part, to a spouse or lineal descendant (a “Family Member”), a trust for the exclusive benefit of Family Members, a partnership or other entity in which all the beneficial owners are Family Members, or any other entity affiliated with the Participant that may be approved by the Committee. Subsequent transfers of Awards shall be prohibited except in accordance with this Section 10.2. All terms and conditions of the Award, including provisions relating to the termination of the Participant’s employment or service with the Company or a Subsidiary, shall continue to apply following a transfer made in accordance with this Section 10.2.

10.3 Restrictions on Transfer. Any Award made under this Plan may provide that all or any part of the Shares that are (i) to be issued or transferred by the Company upon the exercise of Options or Stock Appreciation Rights, upon the termination of the Deferral Period applicable to Deferred Shares or upon payment under any grant of Performance Shares or Performance Units, or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 7, shall be subject to further restrictions upon transfer.

11. Adjustments. In the event (a) a stock dividend, stock split, combination or exchange of Shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or (c) any other corporate transaction or event having an effect similar to any of the foregoing affects the Common Stock such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits to Participants intended to be made available under the Plan, then the Committee shall, in an equitable manner, make or provide for such adjustments in the (x) number of Shares covered by outstanding Awards granted hereunder, (y) prices per share applicable to Options and Stock Appreciation Rights granted hereunder, and/or (z) kind of shares covered thereby (including shares of another issuer), as the Committee in its sole discretion shall determine in good faith to be equitably required in order to prevent such dilution or enlargement of the benefits or intended benefits to Participants. Moreover, in the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may cancel all Awards in exchange for such alternative consideration. If, in connection with any such transaction or event in which the Company does not survive, the amount payable pursuant to any Award, based on consideration per Share to be paid in connection with such transaction or event and the Base Price, Option Price, Spread or otherwise of the Award, is not a positive amount, the Committee may provide for cancellation of such Award without any payment to the holder thereof. The Committee may also make or provide for such adjustments in each of the limitations specified in Section 3 as the Committee in its sole discretion may in good faith determine to be appropriate in order to reflect any transaction or event described in this Section 11. The Committee will not, in any case, make any of the following adjustments: (A) with respect to Awards of Incentive Stock Options, no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b)(1) of the Code, as from time to time amended, (B) with respect to any Award, no such adjustment shall be authorized to the extent that such authority would be inconsistent with the Plan’s meeting the requirements of Section 162(m) of the Code, unless otherwise determined by the Board, and (C) with respect to any Award subject to Section 409A, no such adjustment shall be authorized to the extent that such authority would cause the Plan to fail to comply with Section 409A (or an exception thereto).

12. Fractional Shares. The Company shall not be required to issue any fractional Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement thereof in cash.

13. Withholding Taxes. A Participant may be required to pay to the Company, a Subsidiary or any affiliate, and the Company, Subsidiary or any affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant an amount (in cash, Shares, other securities, other Awards or other property) sufficient to cover any federal, state, local or foreign income taxes or such other applicable taxes required by law in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Company may, in its discretion, permit a Participant (or any beneficiary or other Person entitled to act) to elect to pay a portion or all of the amount such taxes in such manner as the Committee shall deem to be appropriate, including, but not limited to, authorizing the Company to withhold, or agreeing to surrender to the Company, Shares owned by such Participant or a portion of such forms of payment that would otherwise be distributed pursuant to an Award. Notwithstanding the foregoing or any provisions of the Plan to the contrary, any broker-assisted cashless exercise shall comply with the requirements for equity classification of Paragraph 35 of FASB Statement No. 123(R) and any withholding satisfied through a net-settlement shall be limited to the minimum statutory withholding requirements.

14. Certain Terminations of Employment, Hardship and Approved Leaves of Absence. Notwithstanding any other provision of this Plan to the contrary, in the event of termination of employment or service by reason of death, disability, normal retirement, early retirement with the consent of the Company or leave of absence approved by the Company, or in the event of hardship or other special circumstances, of a Participant who holds an Option or Stock Appreciation Right that is not immediately and fully exercisable, any Restricted Shares or Restricted Share Units as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, any Deferred Shares as to which the Deferral Period is not complete, any Performance Shares or Performance Units that have not been fully earned, or any Shares that are subject to any transfer restriction pursuant to Section 10.3, the Committee may in its sole discretion take any action that it deems to be equitable under the circumstances or in the best interests of the Company, including, without limitation, waiving or modifying any limitation or requirement with respect to any Award under this Plan.

15. Foreign Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals, or who are employed by or perform services for the Company or any Subsidiary outside of the United States of America, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose, provided that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of this Plan, as then in effect, unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

16. Amendments and Other Matters.

16.1 Plan Amendments. This Plan may be amended from time to time by the Board, but no such amendment shall increase any of the limitations specified in Section 3, other than to reflect an adjustment made in accordance with Section 11, without the further approval of the shareholders of the Company. The Board may condition any amendment on the approval of the shareholders of the Company if such approval is necessary or deemed advisable with respect to the applicable listing or other requirements of a national securities exchange or other applicable laws, policies or regulations. Notwithstanding anything to the contrary contained herein, the Committee may also make any amendments or modifications to this Plan and/or outstanding Awards in order to conform the provisions of the Plan or such Awards with Code Section 409A regardless of whether such modification, amendment, or termination of the Plan shall adversely affect the rights of a Participant under the Plan or an Award Agreement.

16.2 Award Deferrals. The Committee may permit Participants to elect to defer the issuance of Shares or the settlement of Awards in cash under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan. In the case of an award of Restricted Shares, the deferral may be effected by the Participant’s agreement to forego or exchange his or her award of Restricted Shares and receive an award of Deferred Shares. The Committee also may provide that deferred settlements include the payment or crediting of interest on the deferral amounts, or the payment or crediting of dividend equivalents where the deferral amounts are denominated in Shares.

16.3 Conditional Awards. The Committee may condition the grant of any Award or combination of Awards under the Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or any Subsidiary to the Participant.

16.4 Repricing Prohibited. Except in connection with a corporate transaction involving the Company as provided for in Section 11, the terms of an outstanding Option or Stock Appreciation Right may not be amended by the Committee to reduce the exercise price of outstanding Options or Stock Appreciation Rights, or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards, Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights without the approval of the shareholders of the Company.

16.5 No Employment Right. This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary and shall not interfere in any way with any right that the Company or any Subsidiary would otherwise have to terminate any Participant’s employment or other service at any time.

16.6 Tax Qualifications. To the extent that any provision of this Plan would prevent any Option that was intended to qualify under particular provisions of the Code from so qualifying, such provision of this Plan shall be null and void with respect to such Option, provided that such provision shall remain in effect with respect to other Options, and there shall be no further effect on any provision of this Plan. Notwithstanding any provision of this Plan to the contrary, if any benefit or Award under this Plan is intended to qualify as performance-based compensation under Code Section 162(m) and the regulations issued thereunder and a provision of this Plan would prevent such benefit or Award from so qualifying, such provision shall be administered, interpreted and construed to carry out such intention (or disregarded to the extent such provision cannot be so administered, interpreted or construed). In no event shall any member of the Board, the Committee or the Company (or its employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Award to satisfy the requirements of Section 162(m), Section 409A or any other applicable statutory or regulatory provision.

17. Section 409A.

Notwithstanding any provision of the Plan or an Award Agreement to the contrary, if any Award or benefit provided under this Plan is subject to the provisions of Section 409A, the provisions of the Plan and any applicable Award Agreement shall be administered, interpreted and construed in a manner necessary to comply with Section 409A or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted or construed). The following provisions shall apply, as applicable:

(a) If a Participant is a Specified Employee and a payment subject to Section 409A (and not excepted therefrom) to the Participant is due upon Separation from Service, such payment shall be delayed for a period of six (6) months after the date the Participant Separates from Service (or, if earlier, the death of the Participant). Any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period in the month following the month containing the six-month anniversary of the date of termination unless another compliant date is specified in the applicable agreement.

(b) For purposes of Section 409A, and to the extent applicable to any Award or benefit under the Plan, it is intended that distribution events qualify as permissible distribution events for purposes of Section 409A and shall be interpreted and construed accordingly. With respect to payments subject to Section 409A, the Company reserves the right to accelerate and/or defer any payment to the extent permitted and consistent with Section 409A. Whether a Participant has Separated from Service or employment will be determined based on all of the facts and circumstances and, to the extent applicable to any Award or benefit, in accordance with the guidance issued under Section 409A. For this purpose, a Participant will be presumed to have experienced a Separation from Service when the level of bona fide services performed permanently decreases to a level less than twenty percent (20%) of the average level of bona fide services performed during the immediately preceding thirty-six (36) month period or such other applicable period as provided by Section 409A.

(c) The Committee, in its discretion, may specify the conditions under which the payment of all or any portion of any Award may be deferred until a later date. Deferrals shall be for such periods or until the occurrence of such events, and upon such terms and conditions, as the Committee shall determine in its discretion, in accordance with the provisions of Section 409A, the regulations and other binding guidance promulgated thereunder; provided, however, that no deferral shall be permitted with respect to Options, Stock Appreciation Rights and other stock rights subject to Section 409A. An election shall be made by filing an election with the Company (on a form provided by the Company) on or prior to December 31st of the calendar year immediately preceding the beginning of the calendar year (or other applicable service period) to which such election relates (or at such other date as may be specified by the Committee to the extent consistent with Section 409A) and shall be irrevocable for such applicable calendar year (or other applicable service period). To the extent authorized, a Participant who first becomes eligible to participate in the Plan may file an election (“Initial Election”) at any time prior to the 30-day period following the date on which the Participant initially becomes eligible to participate in the Plan (or at such other date as may be specified by the Committee to the extent consistent with Section 409A). Any such Initial Election shall only apply to compensation earned and payable for services rendered after the effective date of the Election.

(d) The grant of non-qualified Options, Stock Appreciation Rights and other stock rights subject to Section 409A shall be granted under terms and conditions consistent with Treas. Reg. § 1.409A-1(b)(5) such that any such Award does not constitute a deferral of compensation under Section 409A. Accordingly, any such Award may be granted to Employees and Directors of the Company and its subsidiaries and affiliates in which the Company has a controlling interest. In determining whether the Company has a controlling interest, the rules of Treas. Reg. § 1.414(c)-2(b)(2)(i) shall apply; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(b)(5)(iii)(E)(i)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears. The rules of Treas. Reg. §§ 1.414(c)-3 and 1.414(c)-4 shall apply for purposes of determining ownership interests.

(e) In no event shall any member of the Board, the Committee or the Company (or its employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Award to satisfy the requirements of Section 409A.

18. Effective Date. This Plan shall become effective upon its approval by the shareholders of the Company.

19. Termination. No Award shall be granted from and after the tenth anniversary of the date upon which this Plan is approved by the shareholders of the Company or after such date that the Board shall have adopted a resolution terminating the Plan. This Plan shall remain in effect with respect to Awards outstanding at that time.

20. Limitations Period. Any person who believes he or she is being denied any benefit or right under the Plan may file a written claim with the Committee. Any claim must be delivered to the Committee within forty-five (45) days of the specific event giving rise to the claim. Untimely claims will not be processed and shall be deemed denied. The Committee, or its designated agent, will notify the Participant of its decision in writing as soon as administratively practicable. Claims not responded to by the Committee in writing within ninety (90) days of the date the written claim is delivered to the Committee shall be deemed denied. The Committee’s decision is final and conclusive and binding on all persons. No lawsuit relating to the Plan may be filed before a written claim is filed with the Committee and is denied or deemed denied and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred.

21. Governing Law. The validity, construction and effect of this Plan and any Award hereunder will be determined in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to conflict of laws.

II-VI INCORPORATED 375 SAXONBURG BOULEVARD SAXONBURG, PA 16056-9499

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ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by II-VI Incorporated in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to II-VI Incorporated, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M49420-P29147	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

II-VI INCORPORATED
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS NUMBERED 1 THROUGH 5.
Vote on Directors
1.	Election of three Class One Directors for a three-year term to expire at the annual meeting of shareholders in 2015.
	Nominees:	For	Against	Abstain		Vote on Other Proposals	For	Against	Abstain
	1a. Marc Y. E. Pelaez	☐	☐	☐	3.	Advisory vote to approve the Company’s named executive officer compensation;	☐	☐	☐
	1b. Howard H. Xia	☐	☐	☐	4.	Approval of the II-VI Incorporated 2012 Omnibus Incentive Plan;	☐	☐	☐
	1c. Vincent D. Mattera, Jr.	☐	☐	☐
2.	Election of one Class Two Director for a one-year term to expire at the annual meeting of shareholders in 2013.				5.	Ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2013.	☐	☐	☐
	Nominee:
	2a. Wendy F. DiCicco	☐	☐	☐
PLEASE MARK, SIGN, DATE AND RETURN IMMEDIATELY.
Important: Shareholders sign here exactly as name appears hereon.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting to be held on November 2, 2012: The Notice, Proxy Statement and Annual Report to Shareholders are available at www.proxyvote.com.

Please date, sign and mail your Proxy card back as soon as possible!

M49421-P29147

P
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II-VI INCORPORATED Annual Meeting of Shareholders
November 2, 2012
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Carl J. Johnson and Thomas E. Mistler or either of them, with power of substitution to each, as proxies to represent and to vote as designated on the reverse all of the shares of Common Stock held of record at the close of business on September 4, 2012 by the undersigned at the annual meeting of shareholders of II-VI Incorporated to be held at the offices of the Company, 375 Saxonburg Boulevard, Saxonburg, Pennsylvania, 16056, on November 2, 2012 at 1:30 p.m. local time, and at any adjournment thereof.

This proxy will be voted by the proxies as directed, or if no direction is indicated herein, the proxies shall vote in the election of the three Class One Directors (Proposal Number 1) FOR ALL the nominees listed, in the election of the one Class Two Director (Proposal Number 2) FOR the nominee listed, FOR Proposal Number 3, FOR Proposal Number 4, and FOR Proposal Number 5.

(PLEASE SIGN ON REVERSE SIDE AND RETURN PROMPTLY)